UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.          )

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MGIC Investment Corporation
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March 26, 2021

Dear Shareholder:

It is my pleasure to invite you to attend our Annual Meeting of Shareholders to be held at 10:00 a.m. Central time on Thursday, April 29, 2021. Traditionally, our Annual Meeting has been held at our headquarters in Milwaukee, Wisconsin. However, this year our Annual Meeting will be held entirely online via webcast to support the health and well-being of our shareholders, directors, employees and guests amidst the continuing public health impact of the COVID-19 pandemic. Please see the Notice of Annual Meeting and Proxy Statement for more information about how to attend and participate in this year’s Annual Meeting online.

The items of business at our meeting will be:

•election of thirteen directors,
•an advisory vote to approve our executive compensation,
•ratification of PricewaterhouseCoopers LLP's appointment as our independent registered public accounting firm for 2021, and
•any other matters that properly come before the meeting.

MGIC Investment Corporation

Notice of 2021 Annual Meeting and Proxy Statement
2020 Annual Report to Shareholders	Your vote is important. Even if you plan to attend the meeting, we encourage you to vote as soon as possible. You may vote by telephone, online or by mail. Please read our Proxy Statement for more information about our meeting and the voting process.

Timothy J. Mattke Chief Executive Officer

IMPORTANT VOTING INFORMATION

If you hold your shares in “street name,” meaning your shares are held in a stock brokerage account or by a bank or other nominee, you will have received a voting instruction form from that nominee containing instructions that you must follow in order for your shares to be voted. If you do not provide your voting instructions, your nominee can vote on your behalf only on the matter considered to be routine, which is the ratification of the appointment of our independent registered public accounting firm.

The election of directors and advisory vote to approve our executive compensation are NOT considered routine. Your nominee is not permitted to vote on your behalf on such matters unless you provide specific instructions by following the instructions from your nominee about voting your shares. For your vote to be counted on such matters, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the Annual Meeting or during the Annual Meeting.

Your Participation in Voting the Shares You Own is Important

Voting your shares is important to ensure that you have a say in the governance of MGIC Investment Corporation. Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a shareholder in MGIC Investment Corporation.

More Information is Available

If you have any questions about the proxy voting process, please contact the broker, bank or other nominee through which you hold your shares. The Securities and Exchange Commission (SEC) also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about voting at annual meetings. Additionally, you may contact our Investor Relations personnel at (414) 347-6596.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2021
Our Proxy Statement and 2020 Annual Report to Shareholders are available at https://materials.proxyvote.com/552848. Your vote is very important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your shares via telephone, online, or by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided. No postage is required if your proxy card or voting instruction form is mailed in the United States. If you attend the meeting and are a holder of record entitled to vote, you may vote in person, even if you have previously voted by telephone, online or by mailing your proxy card. If you hold your shares through our profit-sharing and savings plan or through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

MGIC INVESTMENT CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

The Annual Meeting of Shareholders of MGIC Investment Corporation will be held on April 29, 2021, at 10:00 a.m. Central time, via webcast at www.virtualshareholdermeeting.com/MTG2021.

The items of business at the meeting will be:

(1)    Election of the thirteen directors named in the Proxy Statement, each for a term ending at the Annual Meeting in 2022;

(2)    An advisory vote to approve our executive compensation;

(3)    Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021; and

(4)    Any other matters that properly come before the meeting.

The Board of Directors has fixed March 12, 2021, at the close of business, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment of the meeting.

By Order of the Board of Directors

Paula C. Maggio, Secretary
March 26, 2021

 YOUR VOTE IS IMPORTANT.
PLEASE PROMPTLY VOTE VIA TELEPHONE, ONLINE OR BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM.

OUR PROXY STATEMENT AND 2020 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT HTTPS://MATERIALS.PROXYVOTE.COM/552848.

PROXY SUMMARY

This summary highlights information contained elsewhere in our Proxy Statement and does not contain all of the information you should consider. Please review the Company’s complete Proxy Statement before voting. Please refer to our Glossary of Terms and Acronyms in Appendix A to this Proxy Statement for definitions of certain capitalized terms.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Voting Matter	More Information	Board Vote Recommendation
1	Election of Thirteen Director Nominees	Page 27	FOR each Director Nominee
2	Advisory Vote on Executive Compensation	Page 31	FOR
3	Ratification of Independent Registered Public Accounting Firm	Page 66	FOR

OUR 2020 BUSINESS STRATEGIES AND HIGHLIGHTS

Through our subsidiary, Mortgage Guaranty Insurance Corporation (MGIC), we are a leading provider of mortgage insurance to lenders throughout the United States and to Fannie Mae and Freddie Mac (the GSEs). Our 2020 business strategies were to 1) prudently grow insurance in force, 2) pursue new business opportunities that improve our competitive position in the market, 3) preserve and expand our role and that of the private mortgage insurance industry in housing finance policy, 4) manage and deploy capital to maximize our long-term value and 5) foster an environment that best positions our people to succeed. As we discuss in the Compensation Discussion & Analysis section of this Proxy Statement, the compensation of our NEOs is directly tied to our financial performance and performance against these business strategies.

We began 2020 with favorable conditions in the mortgage insurance industry and in the first quarter, our financial results were only moderately impacted by the economic effects of the COVID-19 pandemic. By the end of the second quarter, however, the increase in unemployment and economic uncertainty resulting from COVID-19 and initiatives to curb its transmission, negatively impacted our business as we significantly increased our reserves for losses associated with an increased number of mortgage delinquencies. Although we saw improvement in the second half of 2020, we ended the year with financial results below 2019. A full discussion of our results appears in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K.

In 2020, we earned net income of $446.1 million on revenues of $1.2 billion. As shown by the metrics below, our new insurance written and insurance in force grew substantially in 2020, while our adjusted net operating income per diluted share was significantly impacted by the COVID-19 pandemic. These metrics, among others, were considered when determining the 2020 bonuses of our NEOs and/or our success in advancing our business strategies.

MGIC Investment Corporation – 2021 Proxy Statement │ 1

PROXY SUMMARY

New Insurance Written (NIW) (billions)(1)	Insurance in Force (IIF) (billions)(2)	Adjusted Net Operating Income per Diluted Share(3)

(1)	Direct NIW (before the effects of reinsurance).
(2)	Direct primary IIF (before the effects of reinsurance), which is an important driver of our future premiums.
(3)	This is a non-GAAP measure of performance. For a description of how we calculate this measure and for a reconciliation of this measure to its nearest comparable GAAP measure, see Appendix B to this Proxy Statement.

Although we were not able to achieve all of our financial targets as a result of COVID-19, we continued to perform well relative to our business strategies, including those listed below.

Business Strategy		Results
Capital Position - Manage and deploy capital to maximize our long-term value.	»
Expanded our reinsurance program by securing quota share reinsurance coverage on NIW through 2021, and by executing a $413 million insurance-linked note transaction, providing excess-of-loss reinsurance coverage on the majority of our January–July 2020 NIW. These transactions allow us to better manage our risk profile and they provide an alternative source of capital.
Paid $390 million of dividends of cash and investments from MGIC to our holding company, before temporarily suspending dividends from MGIC as a result of the COVID-19 pandemic.
Continued to pay dividends to holders of our common stock, despite the COVID-19 pandemic.
Returned approximately $120 million to shareholders by repurchasing 9.6 million shares of our stock, before we temporarily suspended our stock repurchase program as a result of the economic uncertainty caused by the COVID-19 pandemic.
Issued $650 million aggregate principal amount of 5.25% Notes due in 2028, using a portion of the proceeds to repurchase $183 million of our 5.75% Notes due in 2023 and $48 million of our 9% Debentures due in 2063. These capital actions increased our liquidity and improved our debt maturity profile.

Prudently Grow Insurance in Force	»
Increased primary NIW from $63.4 billion in 2019 to $112.1 billion in 2020 and increased primary IIF by more than 10.9% year-over-year.
The NIW is consistent with the Company's risk and return goals.
Continued to transform our business processes and to enhance our data and analytics capabilities.

Developing Co-Workers - Foster an environment that best positions our people to succeed.	»
Delivered diversity and inclusion workshops to all officers and co-hosted several diversity and inclusion events with our Employee Resource Group.
Continued to focus on enhancing career developments, talent analytics and financial health capabilities for employees.

2 │ MGIC Investment Corporation – 2021 Proxy Statement

PROXY SUMMARY
COVID-19 RESPONSE

The accomplishments described above were all achieved despite managing through the effects of the COVID-19 pandemic. The Company's specific response to the COVID-19 pandemic included the following:

◦We transitioned 90%+ of our workforce to a remote work environment, in a year with record-breaking NIW and positioned employees to continue to succeed and provide continuing high service levels. Our focus was on ensuring employee safety, business continuity and legal compliance. We maintained and enhanced morale through extensive authentic communications, collaboration and an environment of support and trust.
◦We actively participated in discussions with the GSEs and the Federal Housing Finance Agency surrounding COVID-19, on matters including amendments to the Private Mortgage Insurer Eligibility Requirements of the GSEs (PMIERs) that provided mortgage insurers with PMIERs capital relief for loans in forbearance.
◦We effectively reacted to loan servicing and default issues related to COVID-19 including establishing data collection, monitoring and tracking of forbearance information that is instrumental in providing insight in a quickly evolving environment.
◦We established a temporary succession plan for each of our key executives.
◦We did not adjust the performance goals that determine our executive's cash bonuses or vesting of their long-term equity awards, despite the significant impact the COVID-19 pandemic had on our financial results.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE HIGHLIGHTS

At MGIC, we take pride in knowing that what we do matters. We deliver a product that helps people get the keys to their own homes, opening the door to the economic and social benefits of sustainable homeownership. The benefits to society ripple outward, delivering educational stability, safer neighborhoods, higher civic engagement and even improved health markers. That central idea – the value we place on homes and the people in them – influences the way we approach our business and our responsibilities. It is evident in how we manage our accountabilities to all our stakeholders.

You can read more about our focus on and commitment to ESG initiatives in our Environmental, Social and Governance Report published on our website. We are not including the information contained in that report as a part of, or incorporating it by reference into, this Proxy Statement.

2021 BUSINESS STRATEGIES

As we look ahead to 2021, our business strategies are to 1) maximize the value we create through our mortgage credit enhancement activities, 2) differentiate ourselves through our customer experience, 3) establish a competitive advantage through our digital and analytical capabilities, 4) excel at acquiring, managing and distributing mortgage credit risk and the related capital, 5) maintain financial strength through economic cycles, and 6) foster an environment that embraces diversity and best positions our people to succeed.

MGIC Investment Corporation – 2021 Proxy Statement │ 3

PROXY SUMMARY
OUR BOARD NOMINEES

Name	Age(1)	Director Since	Primary Occupation	Independent	Committee Memberships
Analisa M. Allen	61	2020	Former CIO of Data & Analytics and CIO for Home Lending Technology of JP Morgan Chase's consumer bank	✓	• Audit • Risk Management
Daniel A. Arrigoni	70	2013	Former President and CEO of U.S. Bank Home Mortgage Corp.	✓	• Audit • Risk Management
C. Edward Chaplin	64	2014	Corporate Director; Former President and CFO of MBIA Inc.	✓	• Risk Management • Securities Investment
Curt S. Culver	68	1999	Chairman of the Board of MGIC; Former CEO of MGIC Investment Corp.		• Executive
Jay C. Hartzell ª	51	2019	President of the University of Texas at Austin	✓	• Audit • Risk Management
Timothy A. Holt	67	2012	Corporate Director; Former SVP and Chief Investment Officer of Aetna, Inc.	✓	• MDNG * • Securities Inv. (C)
Jodeen A. Kozlak	57	2018	Founder and CEO of Kozlak Capital Partners, LLC; Former Global SVP of Human Resources of Alibaba Group	✓	• MDNG * • Securities Investment
Michael E. Lehman ª	70	2001	Lead Independent Director of MGIC; Interim Chief Operating Officer of the Wisconsin School of Business; Former EVP and CFO of Sun Microsystems, Inc.	✓	• Audit • Executive • MDNG * (C)
Melissa B. Lora ª	58	2018	Corporate Director; Former President of Taco Bell International	✓	• Audit • MDNG*
Timothy J. Mattke	45	2019	CEO of MGIC Investment Corp.		• Executive (C)
Gary A. Poliner	67	2013	Corporate Director; Former President of The Northwestern Mutual Life Insurance Company	✓	• Audit (C) • Risk Management • Securities Investment
Sheryl L. Sculley ª	68	2019	Corporate Director; Former City Manager of the City of San Antonio, Texas	✓	• Audit • Securities Investment
Mark M. Zandi	61	2010	Chief Economist of Moody's Analytics, Inc.	✓	• Risk Management (C)
ª =	Audit Committee Financial Expert
* =	Management Development, Nominating and Governance Committee
C =	Committee Chair
(1)	As of March 12, 2021

4 │ MGIC Investment Corporation – 2021 Proxy Statement

PROXY SUMMARY
COMPENSATION HIGHLIGHTS

Pay Mix. At-risk performance-based compensation represented a significant majority of our NEOs' 2020 total direct compensation (TDC).

CEO 2020 Pay Mix (% of TDC) At-Risk Performance-Based Pay: 83.4%	Other NEOs' 2020 Pay Mix (% of TDC) Average At-Risk Performance-Based Pay: 79.1%

Long-Term Equity Incentives. To align our long-term equity awards with the interests of shareholders, 100% of the long-term equity awards granted in January 2020 to our NEOs are performance-based and cliff vest after three years based on achievement of a three-year cumulative adjusted book value (ABV) per share growth goal.

Performance-Based Bonus. Our bonus program is designed to strongly align pay delivery with our performance. In 2020, bonus payouts of 60.1% of maximum reflected our achievement against two financial performance goals (return on equity and new insurance written), and performance against three specific business objectives.

Best Practices. Our compensation program is grounded in best practices, which include strong stock ownership guidelines for NEOs, no hedging or pledging of our stock, a long-standing “clawback” policy, limited change in control benefits (with no tax gross-ups) and very modest perquisites.

MGIC Investment Corporation – 2021 Proxy Statement │ 5

MGIC Investment Corporation P.O. Box 488 MGIC Plaza, 270 East Kilbourn Avenue Milwaukee, WI 53201

PROXY STATEMENT

Our Board of Directors is soliciting proxies for the Annual Meeting of Shareholders to be held Thursday, April 29, 2021 at 10:00 a.m. Central time, via webcast at www.virtualshareholdermeeting.com/MTG2021, and at any postponement or adjournment of the meeting. In this Proxy Statement we sometimes refer to MGIC Investment Corporation as “the Company,” “we” or “us.” This Proxy Statement and the enclosed form of proxy are being mailed to shareholders beginning on March 26, 2021. If you have any questions about attending our Annual Meeting, you can call our Investor Relations personnel at (414) 347-6596.

ABOUT THE MEETING AND PROXY MATERIALS

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act on the matters outlined in our Notice of Annual Meeting preceding the Table of Contents, including election of the thirteen directors named in the Proxy Statement, an advisory vote to approve our executive compensation, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021, and any other matters that properly come before the meeting.
Where will the meeting be held?

The 2021 Annual Meeting will be held entirely online via webcast to support the health and well-being of our shareholders, directors, employees and guests amidst the continuing public health impact of the COVID-19 pandemic. While you will not be able to attend the meeting at a physical location, we are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the virtual annual meeting. We are excited to embrace the latest technology to provide expanded access, allowing shareholders to participate from any location, at no cost to them.
How do I attend the meeting?

There will be no physical location for the 2021 Annual Meeting. To attend the virtual meeting, please visit www.virtualshareholdermeeting.com/MTG2021. Online access for the meeting will begin at 9:30 a.m. Central time on April 29, 2021. The virtual meeting will begin promptly at 10:00 a.m. Central time on April 29, 2021. To participate in the meeting, you will need to enter the 16-digit control number that appears on your voting instruction form or proxy card, or follow the other instructions provided on the voting instruction form for attending the meeting.
How do I submit questions for the meeting?

During the meeting, shareholders may ask questions by visiting www.virtualshareholdermeeting.com/MTG2021, entering their control number as described above, and clicking the “Q&A” button once in the meeting. We intend to answer all questions submitted that are pertinent to the business of the meeting, as time permits and in accordance with our meeting procedures.
6 │ MGIC Investment Corporation – 2021 Proxy Statement

ABOUT THE MEETING AND PROXY MATERIALS
What if I experience technical difficulties entering the meeting?

Online access to the virtual meeting will open at 9:30 a.m. Central time, 30 minutes prior to the start of the meeting, to allow time for you to log in and test your computer audio system. We encourage you to access the meeting prior to the start time. A technical support telephone number will be available on the registration page at www.virtualshareholdermeeting.com/MTG2021.
Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on March 12, 2021, the record date for the meeting, are entitled to receive notice of and to participate in the Annual Meeting. For each share of Common Stock for which you were shareholder of record on that date, you are entitled to one vote on each matter considered at the meeting. On the record date, 339,248,595 shares of Common Stock were entitled to vote.
What is a proxy?

A proxy is another person you legally designate to vote your shares. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.
How do I vote my shares?

“Street Name” Holders: If you hold your shares in “street name,” meaning your shares are held in a stock brokerage account or by a bank or other nominee, your broker, bank or nominee has enclosed or provided a voting instruction form for you to use to direct the broker, bank or nominee how to vote your shares. Some of these institutions offer telephone and online voting. If you attend the meeting, you may withdraw your proxy and vote your shares at the meeting.

Shareholders of Record: If you are a shareholder of record, meaning your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, our stock transfer agent, you may vote your shares in one of three ways:
•By Telephone — Call toll-free 1-800-690-6903 and follow the instructions. Have your proxy card available when you call.
•Online — Access www.proxyvote.com and follow the on-screen instructions. Have your proxy card available when you access the web page.
•By Mail — You may submit a proxy by completing, signing and dating your proxy card and mailing it in the accompanying pre-addressed envelope.
If you attend the Annual Meeting, you may withdraw your proxy and vote your shares at the meeting.

MGIC Investment Corporation – 2021 Proxy Statement │ 7

ABOUT THE MEETING AND PROXY MATERIALS
Participants in our Profit Sharing and Savings Plan: If you hold shares as a participant in our Profit Sharing and Savings Plan, you may instruct the plan trustee how to vote those shares in any one of three ways:

•By Telephone — Call toll-free 1-800-690-6903 and follow the instructions. Have your proxy card available when you call.
•Online — Access www.proxyvote.com and follow the on-screen instructions. Have your proxy card available when you access the web page.
•By Mail — You may submit a proxy by completing, signing and dating your proxy card and mailing it in the accompanying pre-addressed envelope.
The plan trustee will vote shares held in your account in accordance with your instructions and the plan terms. The plan trustee will only vote the shares for you if your instructions are received at least three business days before the Annual Meeting date.

Please contact our Investor Relations personnel at (414) 347-6596 if you would like information about attending the Annual Meeting and voting in the meeting.
Can I change my vote after I return my proxy card?

Yes. If you are a shareholder of record, you can revoke your proxy by advising our corporate Secretary in a writing that is received by her at any time before your shares are voted, by granting a new proxy with a later date, or by voting in person at the meeting. If your shares are held in street name by a broker, bank or nominee, or in our Profit Sharing and Savings Plan, you must follow the instructions of the broker, bank, nominee or plan trustee on how to change your vote.

If you are a shareholder of record or your shares are held in street name by a broker, bank or nominee, and if you attend the Annual Meeting, you may withdraw your proxy and vote your shares at the meeting.
How are the votes counted?

A quorum is necessary to hold the meeting and will exist if a majority of the 339,248,595 shares of Common Stock entitled to vote as of the record date are represented, in person or by proxy, at the meeting. Votes cast by proxy or in person at the meeting will be counted by Broadridge Financial Solutions, Inc., which has been appointed by our Board to act as inspector of election for the meeting. All shares voted by proxy are counted as present for purposes of establishing a quorum, including those that abstain or as to which the proxies contain “broker non-votes” as to one or more items.

“Broker non-votes” occur when a broker or other nominee does not vote on a particular matter because the broker or other nominee does not have authority to vote without instructions from the beneficial owner of the shares and has not received such instructions. Broker non-votes will not be counted as votes for or against any matter. Brokers and other nominees have discretionary authority to vote shares without instructions from the beneficial owner of the shares only for matters considered routine. For the 2021 Annual Meeting, nominees will only have discretionary authority to vote shares on the ratification of the appointment of the independent registered public accounting firm without instructions from the beneficial owner.
8 │ MGIC Investment Corporation – 2021 Proxy Statement

ABOUT THE MEETING AND PROXY MATERIALS
What are the Board’s recommendations?

Our Board of Directors recommends a vote FOR all of the nominees for director (Item 1), FOR approval of our executive compensation (Item 2), and FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021 (Item 3).

If you sign and return a proxy card or voting instruction form without specifying how you want your shares voted, the named proxies will vote your shares in accordance with the recommendations of the Board for all Items and in their best judgment on any other matters that properly come before the meeting.
Will any other items be acted upon at the Annual Meeting?

The Board does not know of any other business to be presented at the Annual Meeting. No shareholder proposals will be presented at this year’s Annual Meeting.
What are the deadlines for submission of shareholder proposals, or for nominating or recommending a director candidate for nomination, for the next Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action at future Annual Meetings by following the SEC’s rules. Proposals intended for inclusion in next year’s proxy materials must be received by our Secretary no later than November 26, 2021. Additionally, shareholders may recommend a director candidate for consideration by the Management Development, Nominating and Governance Committee by submitting background information about the candidate, a description of his or her qualifications and the candidate’s consent to being recommended as a candidate. If the candidate is to be considered for nomination at the next annual shareholder meeting, the submission must be received by our Corporate Secretary in writing no later than November 26, 2021

Under our Amended and Restated Bylaws (Bylaws), a shareholder who wants to bring business before the Annual Meeting that has not been included in the proxy materials for the meeting, or who wants to nominate directors at the meeting, must be eligible to vote at the meeting and give written notice of the proposal to our corporate Secretary in accordance with the procedures contained in our Bylaws. For the 2022 Annual Meeting, the notice must be received by the Secretary no later than February 9, 2022, and no earlier than January 15, 2022. The notice must describe the proposal and why it should be approved, identify any material interest of the shareholder in the matter, and include other information required by our Bylaws.
Who pays to prepare, mail and solicit the proxies?

We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, our employees may solicit proxies by telephone, email, facsimile or personal interview. We have also engaged D.F. King & Co., Inc. to provide proxy solicitation services for a fee of $14,000, plus expenses such as charges by brokers, banks and other nominees to forward proxy materials to the beneficial owners of our Common Stock.

MGIC Investment Corporation – 2021 Proxy Statement │ 9

STOCK OWNERSHIP

The following table shows the amount of our Common Stock held by persons who were beneficial owners of more than 5% of our shares as of December 31, 2020, based on information filed with the SEC. The "Percent of Class" reflects the percentage of our Common Stock outstanding as of March 12, 2021 represented by such shares.

Name	Shares Beneficially Owned	Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Boulevard, Malvern, PA 19355	34,220,006	10.1%
BlackRock, Inc.(2) 55 East 52nd Street, New York, NY 10055	30,368,321	9.0%
Wellington Management Group LLP(3) 280 Congress Street, Boston, MA 02210	27,899,145	8.2%
FMR LLC(4) 245 Summer Street, Boston, MA 02210	22,642,235	6.7%
The Goldman Sachs Group, Inc.(5) 200 West Street, New York, NY 10282	19,446,216	5.7%
(1)    The Vanguard Group, Inc. reported ownership as of December 31, 2020, on behalf of itself and certain subsidiaries. It reported that it had sole dispositive power for 33,703,637 shares and shared dispositive power for 516,369 shares. It further reported that it had sole voting power for no shares and shared voting power for 231,120 shares.
(2)    BlackRock, Inc. reported ownership as of December 31, 2020, on behalf of itself and certain subsidiaries. It reported that it had sole dispositive power for 30,368,321 shares and shared dispositive power for no shares. It further reported that it had sole voting power for 28,281,139 shares and shared voting power for no shares.
(3)    Wellington Management Group LLP reported ownership as of December 31, 2020, on behalf of itself and certain subsidiaries. It reported that it had shared dispositive power for 27,899,145 shares and sole dispositive power for no shares. It further reported that it had shared voting power for 25,633,297 shares and sole voting power for no shares.
(4)    FMR LLC reported ownership as of December 31, 2020 on behalf of itself and certain subsidiaries. It reported that it had sole dispositive power for 22,642,235 shares and shared dispositive power for no shares. It further reported that it had sole voting power for 5,362,098 shares and shared voting power for no shares.
(5)    The Goldman Sachs Group, Inc. reported ownership as of December 31, 2020 on behalf of itself and certain subsidiaries. It reported that it had sole dispositive power for no shares and shared dispositive power for 19,446,216 shares. It further reported that it had sole voting power for no shares and shared voting power for 19,446,061 shares.

The following table shows the amount of our Common Stock beneficially owned by each of our directors, director nominees and NEOs, and by all directors and executive officers as a group, as of March 12, 2021. Unless otherwise noted, the persons listed in the table have sole voting and investment power over their shares.

10 │ MGIC Investment Corporation – 2021 Proxy Statement

STOCK OWNERSHIP

Name of Beneficial Owner	Common Stock Owned Directly(1)	Common Stock Owned Indirectly(2)	Restricted Stock and Common Stock Underlying RSUs(3)	Total Number of Shares Beneficially Owned	Director Deferred Stock Units / Additional Underlying Units	Total Shares Beneficially Owned Plus Underlying Units
Analisa M. Allen	—	—	—	—	12,051(4)	12,051
Daniel A. Arrigoni	—	25,000	—	25,000	8,025(4)	33,025
C. Edward Chaplin	10,000	—	—	10,000	52,376(4)	62,376
Curt S. Culver	11,504	1,238,818	—	1,250,322	8,025(4)	1,258,347
Jay C. Hartzell	—	—	—	—	17,482(4)	17,482
Timothy A. Holt	20,000	—	—	20,000	85,009(4)	105,009
Kenneth M. Jastrow, II	1,146	—	8,733	9,879	62,115(4)	71,994
Jodeen A. Kozlak	5,000	—	—	5,000	21,808(4)	26,808
Michael E. Lehman	34,939	—	3,050	37,989	9,459(4)	47,448
Melissa B. Lora	—	—	—	—	31,027(4)	31,027
Gary A. Poliner	—	—	—	—	133,446(4)	133,446
Sheryl L. Sculley	—	—	—	—	17,482(4)	17,482
Mark M. Zandi	—	—	—	—	51,097(4)	51,097
Timothy M. Mattke	382,616	910	—	383,526	783,011(5)	1,166,537
Salvatore A. Miosi	224,897	2,519	—	227,416	534,007(5)	761,423
Nathaniel H. Colson	6,698	—	—	6,698	210,344(5)	217,042
James J. Hughes	—	234,054	—	234,054	343,504(5)	577,558
Paula C. Maggio	7,424	—	—	7,424	312,672(5)	320,096
All Directors and Executive Officers as a Group (20 Persons)	759,947	1,501,301	11,783	2,273,031(6)	3,002,244	5,275,275
(1)    Includes shares for which investment power is shared as follows: all directors and executive officers as a group — 43,862.
(2)    Includes: (a) Shares held in our Profit Sharing and Savings Plan as follows: Mr. Mattke — 910; Mr. Miosi — 2,519; and all executive officers as a group — 3,429; (b) Shares held by a family trust affiliated with: Mr. Arrigoni — 25,000; Mr. Culver — 981,755; Mr. Hughes — 234,054; and all directors and executive officers as a group — 1,240,809; and (c) 257,063 shares held by a Foundation for which Mr. Culver has no pecuniary interest but shares voting and dispositive power.
(3)    Includes: (a) 3,050 shares underlying RSUs that were issued to Mr. Lehman pursuant to our former RSU award program (See “Compensation of Directors — Former RSU Award Program” in our 2015 Proxy Statement filed with the SEC on March 24, 2015 (our 2015 Proxy Statement)) and could be settled in shares of Common Stock within 60 days of the record date. Mr. Lehman has neither voting nor investment power over the shares underlying these units; (b) 6,733 shares of restricted stock that Mr. Jastrow held under the Deposit Share Program for Non-Employee Directors under our 1991 and 2002 Stock Incentive Plans. Mr. Jastrow has sole voting power and no investment power over these shares; and (c) 2,000 shares held by Mr. Jastrow under our 1993 Restricted Stock Plan for Non-Employee Directors. (See “Compensation of Directors — Former Restricted Stock Plan” in our 2015 Proxy Statement). Mr. Jastrow has sole voting power and no investment power over these shares.
(4)    Includes: (a) Share equivalents held under our Deferred Compensation Plan for Non-Employee Directors (See “Compensation of Directors — Deferred Compensation Plan and Annual Grant of Share Units” below) over which the directors have neither voting nor investment power. For all directors as a group — 486,583; (b) 3,050 RSUs that were issued to Mr. Jastrow pursuant to our former RSU award program (See “Compensation of Directors — Former RSU Award Program” in our 2015 Proxy Statement). Mr. Jastrow has neither voting nor investment power over the shares underlying these units; and (c) 19,769 RSUs that are held by Mr. Jastrow under the Deposit Share Program for Non-Employee Directors under our 2002 Stock Incentive Plan (See “Compensation of Directors — Former Deposit Share Program” in our 2015 Proxy Statement). Mr. Jastrow has neither voting nor investment power over the shares underlying any of these units.
(5)    Represents shares underlying stock-settled RSUs that cannot be settled in Common Stock within 60 days of the record date. For all executive officers as a group — 2,492,842.
(6)    As of March 12, 2021, no individual director or executive officer beneficially owned more than 1% of the Common Stock outstanding, and all directors and executive officers as a group beneficially owned less than 1% of the shares of Common Stock outstanding.

MGIC Investment Corporation – 2021 Proxy Statement │ 11

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors oversees the management of the Company and our business. The Board selects our CEO and, in conjunction with our CEO, selects the rest of our senior management team, which is responsible for operating our business.

Corporate Governance Guidelines and Code of Business Conduct

The Board has adopted Corporate Governance Guidelines, which set forth a framework for our governance. The Guidelines cover the Board’s composition, leadership, meeting process, director independence, Board membership criteria, committee structure, succession planning and director compensation. Among other things, the Board meets in executive session outside the presence of any member of our management after at least two Board meetings annually at which directors are present in person and at any additional times determined by the Board or the Lead Director. Mr. Lehman presides at these sessions and has served as the Board’s Lead Director since July 2020, when he succeeded Mr. Jastrow who had held that position since it was established in 2009. See “ — Board Leadership” for information about the Lead Director’s responsibilities and authority. The Corporate Governance Guidelines provide that a director shall not be nominated by the Board for re‑election if at the date of the Annual Meeting of Shareholders, the director is age 74 or more. The Corporate Governance Guidelines also provide that a director who retires from his or her principal employment or joins a new employer shall offer to resign from the Board. Unless the Board determines that a Chief Executive Officer who is Chairman of the Board should continue as Chairman of the Board after his or her tenure as Chief Executive Officer, a director who is an officer of the Company or a subsidiary and leaves the Company shall resign from the Board. In 2014, the Board determined that Mr. Culver should become non-executive Chairman of the Board upon retirement from his position as Chief Executive Officer in 2015.

We have a Code of Business Conduct emphasizing our commitment to conducting our business in accordance with legal requirements and high ethical standards. The Code applies to all employees, including our executive officers, and specified portions are applicable to our directors. Certain portions of the Code that apply to transactions with our executive officers, directors, and their immediate family members are described under “Other Matters – Related Person Transactions” below. These descriptions are subject to the actual terms of the Code.

Our Corporate Governance Guidelines and our Code of Business Conduct are available on our website (http://mtg.mgic.com) under the “Leadership & Governance; Documents” links. Written copies of these documents are available to any shareholder who submits a written request to our Secretary. We intend to disclose on our website any waivers from, or amendments to, our Code of Business Conduct that are subject to disclosure under applicable rules and regulations.
Director Independence

Our Corporate Governance Guidelines regarding director independence provide that a director is not independent if the director has any specified disqualifying relationship with us. The disqualifying relationships are equivalent to those of the independence rules of the New York Stock Exchange (NYSE), except that our disqualification for board interlocks is more stringent than under the NYSE rules. Also, for a director to be independent under the Guidelines, the director may not have any material relationship with us. For purposes of determining whether a disqualifying or material relationship exists, we consider relationships with MGIC Investment Corporation and its consolidated subsidiaries.

The Board has determined that all of our directors except for Mr. Culver, our former CEO, and Mr. Mattke, our current CEO, are independent under the Guidelines and the NYSE rules. The Board made its independence determinations by considering whether any disqualifying relationships existed during the periods specified under the Guidelines and the NYSE rules. To determine that there were no material relationships, the Board applied categorical standards that it had adopted and incorporated into our Corporate Governance Guidelines. All independent directors met these
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CORPORATE GOVERNANCE AND BOARD MATTERS
standards. Under these standards, a director is not independent if payments under transactions between us and a company of which the director is an executive officer or 10% or greater owner exceeded the greater of $1 million or 1% of the other company’s gross revenues. Payments made to and payments made by us are considered separately, and this quantitative threshold is applied to transactions that occurred in the three most recent fiscal years of the other company. Also under these standards, a director is not independent if during our last three fiscal years the director:

•was an executive officer of a charity to which we made contributions;
•was an executive officer or member of a law firm or investment banking firm providing services to us; or
•received any direct compensation from us other than as a director, or if during such period a member of the director’s immediate family received compensation from us.

In making its independence determinations, the Board considered payments we made to Moody’s Analytics (of which Dr. Zandi is an executive officer) for research and subscription services for Moody’s Economy.com and related publications, and payments to Moody’s Investors Service for credit rating services. These transactions were below the quantitative threshold contained in our Corporate Governance Guidelines and were entered into in the ordinary course of business by us, Moody’s Analytics and Moody’s Investors Service.
Board Leadership

Mr. Culver serves as non-executive Chairman of the Board and Mr. Lehman serves as Lead Director. Under this structure, the Chairman chairs Board meetings, where the Board discussion includes strategic and business issues. The Board believes that this approach makes sense at this time because Mr. Culver, as our former CEO, is very familiar with our business and strategic plans as reviewed by the Board. Mr. Culver has been with us since 1985, and served as Chief Executive Officer from 2000 until his retirement in 2015, when he became our non-executive Chairman of the Board.

Because the Board also believes that strong, independent Board leadership is a critical aspect of effective corporate governance, the Board maintains the position of Lead Director. The Lead Director is an independent director selected by the independent directors. The Lead Director’s responsibilities and authority include:

•presiding at all meetings of the Board at which the Chairman is not present;
•having the authority to call and lead executive sessions of directors without the presence of any director who is an officer (or if determined by the Board, a former officer) (the Board meets in executive session after at least two Board meetings each year);
•serving as a conduit between the CEO and the independent directors to the extent requested by the independent directors;
•serving as a conduit for the Board’s informational needs, including proposing topics for Board meeting agendas; and
•being available, if requested by major shareholders, for consultation and communication.

The Board believes that a leader intimately familiar with our business and strategic plans serving as Chairman, together with an experienced and engaged Lead Director, is the most appropriate leadership structure for the Board at this time. The Board periodically reviews the structure of the Board and the Board’s leadership.
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CORPORATE GOVERNANCE AND BOARD MATTERS
Board Leadership Transition

Mr. Jastrow held the position of Lead Director from 2009 until July 2020. In July 2020, the Board began a leadership transition, with the expectation that Mr. Jastrow would be retiring from the Board in April 2021. Considering Mr. Lehman's significant experience with our Board, having served as a member since 2001 and as Chairman of our Audit Committee since 2006, and his strong leadership, accounting, financial, human resources and cybersecurity experience, the Management Development, Nominating and Governance Committee recommended that he succeed Mr. Jastrow in the role of Lead Director. The independent directors unanimously accepted that recommendation. The change was effective immediately in order to provide for a transition period with Mr. Lehman serving in the role of Lead Director while Mr. Jastrow continued to serve as a director.
Communicating with the Board

Shareholders and other interested persons can communicate with members of the Board, non-management members of the Board as a group or the Lead Director, by sending a written communication to our Secretary, addressed to: MGIC Investment Corporation, Secretary, P.O. Box 488, Milwaukee, WI 53201. The Secretary will pass along any such communication, other than a solicitation for a product or service, to the Lead Director.
Director Selection

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee our business. In addition, the Board believes there are certain attributes every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the Management Development, Nominating and Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and our current and future needs.

The Management Development, Nominating and Governance Committee is responsible for developing Board membership criteria and recommending these criteria to the Board. The criteria, which are set forth in our Corporate Governance Guidelines, include an inquiring and independent mind, sound and considered judgment, high standards of ethical conduct and integrity, well-respected experience at senior levels of business, academia, government or other fields, ability to commit sufficient time and attention to Board activities, anticipated tenure on the Board, and whether an individual will enable the Board to continue to have a substantial majority of independent directors. In addition, the Management Development, Nominating and Governance Committee in conjunction with the Board periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future. The Management Development, Nominating and Governance Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and enable the Board to have access to a diverse body of talent and expertise relevant to our activities. The Committee’s and the Board’s evaluation of the Board’s composition enables the Board to consider the skills and experience it seeks in the Board as a whole, and in individual directors, as our needs evolve and change over time and to assess the effectiveness of the Board’s efforts at pursuing diversity. In identifying director candidates from time to time, the Management Development, Nominating and Governance Committee may establish specific skills and experience that it believes we should seek in order to constitute a balanced and effective board.

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CORPORATE GOVERNANCE AND BOARD MATTERS
The table below summarizes certain skills and experiences considered important by the Board, how those skills and experiences are relevant to the Company and its business strategies and how they are represented in the board members standing for election at the Annual Meeting of Shareholders.

Skills and Experience	Relevance to MGIC	Board Composition
Accounting	We operate in a complex financial and regulatory environment.
Chief Executive Officer	Experience at the highest level of an organization provides expertise that will foster participation in the development and implementation of the Company's business strategies.
Financial	Knowledge of finance or financial reporting and experience with debt and capital markets transactions is important to executing our business strategies.
Human Resources	As a financial services firm, human capital represents an important asset. Knowledge of human resources matters is important to executing our business strategies.
Insurance	Insurance industry experience provides understanding of our business and strategies.
Investments	We manage a large and long-term investment portfolio to support our obligations to pay future claims of our policyholders.
Public Company Executive Experience	As a complex, publicly-held company, practical insight into shareholder concerns and governance matters is important.
Regulatory / Public Affairs	Our business requires compliance with a variety of federal, state and GSE requirements, and involves relationships with various government and non-government organizations.
Housing Markets / Risk Management	A main component of our business involves taking and managing risk associated with the housing markets.
Technology / Cyber	We continue to undergo a business process transformation involving upgrades to our technology and to manage our cybersecurity risks.

We have continued to refresh and diversify our Board over the last five years as five new independent directors joined our Board, three directors did not stand for re-election, our new CEO joined the Board and our former CEO retired from the Board. Mr. Jastrow is not standing for re-election at our 2021 Annual Meeting due to the age-related retirement policy in our Corporate Governance Guidelines. As a result of the changes in our Board composition over the five-year period, our Board has increased its gender and racial diversity from 18% to 38%. The following charts reflect the tenure, ages and diversity of the board members standing for election at the Annual Meeting of Shareholders.
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CORPORATE GOVERNANCE AND BOARD MATTERS

Gender Diversity

Racial Diversity
Tenure Diversity

Age Diversity

COMMITTEE MEMBERSHIP AND MEETINGS

The Board of Directors held six meetings during 2020. Each director standing for re-election at our 2021 Annual Meeting of Shareholders attended at least 75% of the meetings of the Board and committees of the Board on which he or she served. The Annual Meeting of Shareholders is scheduled in conjunction with a Board meeting and, as a result, directors are expected to attend the Annual Meeting. All of our directors serving on the Board at that time attended the 2020 Annual Meeting of Shareholders.

The Board has five standing committees: Audit; Management Development, Nominating and Governance; Risk Management; Securities Investment; and Executive. Information regarding these committees is provided below. Each of the Audit; Management Development, Nominating and Governance; Risk Management and Securities Investment Committees consists entirely of independent directors and the charters for those committees are available on our website (http://mtg.mgic.com) under the “Leadership & Governance; Documents” links. Written copies of these charters are available to any shareholder who submits a written request to our Secretary. The functions of the Executive Committee are established under our Bylaws and are described below.
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COMMITTEE MEMBERSHIP AND MEETINGS
Current committee membership and the number of 2020 committee meetings are set forth below.

	Audit	Executive	Management Development, Nominating and Governance	Risk Management	Securities Investment
Analisa M. Allen	●			●
Daniel A. Arrigoni	●			●
C. Edward Chaplin				●	●
Curt S. Culver		●
Jay C. Hartzell	●			●
Timothy A. Holt			●		C
Kenneth M. Jastrow, II(1)
Jodeen A. Kozlak			●		●
Michael E. Lehman	●	●	C
Melissa B. Lora	●		●
Timothy J. Mattke		C
Gary A. Poliner	C			●	●
Sheryl L. Sculley	●				●
Mark M. Zandi				C
2020 Meetings	14	0	5	5	11
C = Chairman
(1) Mr. Jastrow is not standing for re-election at our 2021 Annual Meeting of Shareholders.

Audit Committee
The Audit Committee assists the oversight by the Board of Directors of the integrity of MGIC Investment Corporation’s financial statements; the effectiveness of its system of internal controls; the qualifications, independence and performance of its independent accountants; the performance of its internal audit function; and its compliance with legal, regulatory and non-financial GSE requirements. The Committee supports the Board’s role in overseeing the risks facing the Company, as described in more detail below under “Oversight of Risk and Environmental, Social and Governance (ESG) Matters.”

All members of the Audit Committee meet the heightened independence criteria that apply to Audit Committee members under SEC and NYSE rules. The Board has determined that Messrs. Hartzell and Lehman and Mses. Lora and Sculley are “audit committee financial experts” as defined in SEC rules.
Management Development, Nominating and Governance Committee
The Management Development, Nominating and Governance Committee is responsible for overseeing our executive compensation program, including approving corporate goals relating to compensation for our CEO, determining our CEO’s annual compensation, approving compensation for our other senior executives and making recommendations to the Board regarding incentive compensation plans and equity-based plans for the CEO and senior management. The Committee also evaluates the annual performance of the CEO, oversees the CEO succession planning process, and makes recommendations to the Board regarding the compensation of directors. The Committee may delegate its responsibilities to subcommittees of the Committee. All members of the Management Development, Nominating and Governance Committee meet the heightened independence criteria that apply to compensation committee members under SEC and NYSE rules.

MGIC Investment Corporation – 2021 Proxy Statement │ 17

COMMITTEE MEMBERSHIP AND MEETINGS
The Committee has retained Frederic W. Cook & Co. (the Compensation Consultant), a nationally recognized executive compensation consulting firm, to advise it. The Committee retains the Compensation Consultant to, among other things, help it evaluate and oversee our executive compensation program and review the compensation of our directors. The scope of the Compensation Consultant’s services during 2020 is described under “Role of the Compensation Consultant” in our Compensation Discussion and Analysis below. In providing its services to the Committee, the Compensation Consultant regularly interacts with our senior management. The Compensation Consultant does not provide any services to us, other than the consulting services noted above. The Committee has assessed the independence of the Compensation Consultant pursuant to SEC and NYSE rules and concluded that its work for the Committee does not raise any conflict of interest.

The Committee makes recommendations to the Board to fill open director and committee member positions. In addition, the Committee reviews our Corporate Governance Guidelines and oversees the Board’s self-evaluation and director orientation processes. Finally, the Committee identifies new director candidates through recommendations from Committee members, other Board members and our executive officers, and will consider candidates who are recommended by shareholders.

Shareholders may recommend a director candidate for consideration by the Committee by using the process discussed under “About the Meeting and Proxy Materials” in response to the question “What are the deadlines for submission of shareholder proposals, or for nominating or recommending a director candidate for nomination, for the next Annual Meeting?”

The Committee evaluates new director candidates under the criteria described under “Director Selection” as well as other factors the Committee deems relevant, through background reviews, input from other members of the Board and our executive officers, and personal interviews with the candidates attended by at least the Committee Chair. The Committee will evaluate any director candidates recommended by shareholders using the same process and criteria that apply to candidates from other sources.

The Committee supports the Board’s role in overseeing the risks facing the Company, including organizational risks associated with human capital, as described in more detail below under “Oversight of Risk and Environmental, Social and Governance (ESG) Matters.”
Risk Management Committee
The Risk Management Committee assists the Board in overseeing the Company's enterprise risk management framework, including the Company's risk appetite on an enterprise-wide basis, and in overseeing certain key risks as described in more detail below under “Oversight of Risk and Environmental, Social and Governance (ESG) Matters.”
Securities Investment Committee
The Securities Investment Committee oversees management of our investment portfolio and the investment portfolios of the Company’s employee benefit plans by those persons (employees of the Company or external asset managers) who are managing such assets on a day-to-day basis. The Committee also makes recommendations to the Board with respect to our retirement benefit plans that are available to employees generally, capital management (other than external reinsurance), including repurchase of common stock and debt, and external funding. Finally, the Committee supports the Board’s role in overseeing the risks facing the Company, as described in more detail below under “Oversight of Risk and Environmental, Social and Governance (ESG) Matters.”
Executive Committee
The Executive Committee provides an alternative to convening a meeting of the entire Board should a matter arise between Board meetings that requires Board authorization. The Committee is established under our Bylaws and has
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COMMITTEE MEMBERSHIP AND MEETINGS
all authority that the Board may exercise with the exception of certain matters that under the Wisconsin Business Corporation Law are reserved to the Board itself.
Oversight of Risk and Environmental, Social and Governance (ESG) Matters

Management. Our senior management is charged with identifying and managing the risks facing our business and operations. The Company's Senior Management Oversight Committee (SMOC) serves as its primary risk management governance organization. The SMOC seeks to maintain an enterprise-wide view of risk, oversees the Company’s enterprise risk management framework, oversees the risks associated with strategic and business issues critical to the Company, monitors the Company’s risk profile across the set of identified key risks, and provides reporting to the Board's Risk Management Committee.

The Company's ESG Executive Council supports the Company's on-going commitment to environmental, health and safety, corporate social responsibility, corporate governance, sustainability, and other public policy matters relevant to the Company. In performing this general responsibility, the Council has discretion to: assist in setting the Company’s general strategy with respect to ESG matters; identify current and emerging ESG issues that may affect the Company’s business, strategy, operations, performance, or public image; make recommendations regarding policies, practices, procedures, or disclosures to address ESG matters; implement systems to monitor ESG matters when necessary; oversee the Company’s internal and external reporting and disclosures surrounding ESG matters; and advise on stockholder or stakeholder concerns regarding ESG matters. The ESG Executive Council will make regular reports to the SMOC and to the relevant Committee(s) of the Board of Directors of the Company.

Board of Directors. The Board of Directors is responsible for oversight of how our senior management addresses risks, including those associated with ESG matters, to the extent they are material. In this regard, the Board seeks to understand the material risks we face and to allocate, among the full Board and its committees, responsibilities for overseeing how management addresses the risks, including the risk management systems and processes that management uses for this purpose. Overseeing risk is an ongoing process. Accordingly, the Board periodically considers risk throughout the year and also with respect to specific proposed actions. The following four committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk and ESG oversight functions.

•The Management Development, Nominating and Governance Committee oversees corporate governance matters and operational risks related to human capital, which includes human capital management policies such as executive compensation; succession planning; recruitment, retention and development of management resources; and health and safety of employees.

•The Risk Management Committee assists the Board in overseeing the Company's enterprise risk management framework, including the Company's view of risk on an enterprise-wide basis, and in overseeing the following key Company risks: mortgage credit risk, including those risks associated with changing climatic conditions; capital risk related to the amount of capital required by the Private Mortgage Insurer Eligibility Requirements of Fannie Mae and Freddie Mac; reinsurer counterparty risk; model risk; macroeconomic business risk; and emerging risk.

•The Securities Investment Committee oversees risks related to our investment portfolio and capital management, which includes market risk; investment portfolio counterparty risk; capital risk related to our capital structure, access to capital and credit rating; and liquidity risk. Oversight of risks related to our investment portfolio may include consideration of ESG factors.

•The Audit Committee oversees our processes for assessing risks (other than risks overseen by other committees) and the effectiveness of our system of internal controls. In performing this function, the Audit Committee considers information from our independent registered public accounting firm and internal auditors, and discusses relevant issues with them and with management. In considering the system of internal controls, the Audit Committee reviews with management the Company’s disclosure controls and procedures relating to financial
MGIC Investment Corporation – 2021 Proxy Statement │ 19

COMMITTEE MEMBERSHIP AND MEETINGS
reports made to the Securities and Exchange Commission and relating to ESG reports. The Audit Committee also assists the Board in overseeing compliance risk, cybersecurity risk and operational risk. In addition, the Audit Committee meets with the Chief Risk Officer and the Chairman of the Risk Management Committee to discuss and review in a general manner the Risk Management Committee's oversight of the Company's enterprise risk management framework.

We believe that our leadership structure, discussed in “Board Leadership” above, supports the risk oversight function of the Board. Our former CEO serves as Chairman of the Board and has a wealth of experience with the risks of our Company and industry. Our current CEO is a director who keeps the Board informed about the risks we face. In addition, independent directors chair the various committees involved with risk oversight and there is open communication between senior management and directors.

NOMINEES FOR DIRECTOR
For Term Ending at the Annual Meeting in 2022

Each nominee listed below is a director of the Company who, with the exception of Ms. Allen, was previously elected by the shareholders. Ms. Allen was introduced to the Board by an independent director, and was elected by the Board on October 29, 2020. In evaluating incumbent directors for renomination to the Board, the Management Development, Nominating and Governance Committee considered a variety of factors. These included the Board membership criteria described under “Director Selection” above and past performance on the Board based on any feedback from other Board members.

Information about our directors appears below. The biographical information is as of March 12, 2021, and for each director includes a discussion about the skills and qualifications that the Board views as supporting the director’s continued service on the Board.

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NOMINEES FOR DIRECTOR

ANALISA M. ALLEN Director Since: 2020 Age: 61	Committees: Audit Committee; Risk Management Committee

Analisa M. Allen is an information technology consultant with the Gerson Lehrman Group. She is the former Chief Information Officer of Data & Analytics (2017-2019) and the former Chief Information Officer for Home Lending Technology (2015-2017), in each case for the consumer bank at JP Morgan Chase & Co. Ms. Allen has also held several leadership positions with Goldman Sachs & Co., a firm she served for a total of 24 years, where she was responsible for business planning and technical strategy, including as Managing Director, Co-Head of Global Operations Technology (2008-2015) and Managing Director, Global Regulatory, Risk and Control Head (2006-2013).

Ms. Allen brings to the Board extensive information technology and leadership experience, including in highly regulated industries.

DANIEL A. ARRIGONI Director Since: 2013 Age: 70	Committees: Audit Committee; Risk Management Committee

Daniel A. Arrigoni was President and Chief Executive Officer of U.S. Bank Home Mortgage Corp., one of the largest originators and servicers of home loans in the U.S., until his retirement in 2013. Prior to his retirement, Mr. Arrigoni also served as an Executive Vice President of U.S. Bank, N.A. Mr. Arrigoni led the mortgage company for U.S. Bank and its predecessor companies since 1996. Mr. Arrigoni has over 40 years of experience in the residential mortgage and banking industries.

Mr. Arrigoni brings to the Board a broad understanding of the mortgage business and its regulatory environment, skill in assessing and managing credit risk, and significant finance experience, each gained from his many years of executive management in the residential mortgage and banking industries.

MGIC Investment Corporation – 2021 Proxy Statement │ 21

NOMINEES FOR DIRECTOR

C. EDWARD CHAPLIN Director Since: 2014 Age: 64	Committees: Risk Management Committee; Securities Investment Committee

C. Edward Chaplin was President and Chief Financial Officer at MBIA Inc., a provider of financial guarantee insurance and the largest municipal bond-only insurer, from 2008 until 2016, and remained with MBIA as Executive Vice President until his January 1, 2017 retirement. He joined MBIA in 2006 as its Chief Financial Officer, after having served as a member of its Board of Directors from 2003 until 2006. Prior to joining MBIA, Mr. Chaplin was Senior Vice President and Treasurer of Prudential Financial Inc., a firm he joined in 1983 and for which he held various senior management positions, including Regional Vice President of Prudential Mortgage Capital Company. Mr. Chaplin also serves on the Board of Brighthouse Financial, Inc., a provider of life insurance and annuity products in the U.S.

Mr. Chaplin brings to the Board a deep understanding of the insurance and real estate industries, management and leadership skills, and financial expertise.

CURT S. CULVER Chairman of the Board Director Since: 1999 Age: 68	Committees: Executive Committee

Curt S. Culver was our Chairman of the Board from 2005 until his retirement as our Chief Executive Officer in 2015. He has served as our non-executive Chairman of the Board since 2015. He was our Chief Executive Officer from 2000 and was the Chief Executive Officer of Mortgage Guaranty Insurance Corporation (MGIC) from 1999, in both cases until his retirement, and he held senior executive positions with us and MGIC for more than five years before he became Chief Executive Officer. He is also a director of Wisconsin Energy Corporation and its subsidiary Wisconsin Electric Power Company.

Mr. Culver brings to the Board extensive knowledge of our business and operations and a long-term perspective on our strategy.

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NOMINEES FOR DIRECTOR

JAY C. HARTZELL Director Since: 2019 Age: 51	Committees: Audit Committee; Risk Management Committee

Jay C. Hartzell is President of the University of Texas at Austin. Prior to being named President of the University in 2020, he was Dean of its McCombs School of Business, a position he held since 2016. He joined the University of Texas in 2001 and held several key administrative roles at the McCombs School before being named Dean, including Senior Associate Dean for Academic Affairs, Chair of the Finance Department, and Executive Director of the School’s Real Estate Finance and Investment Center. Prior to joining the University of Texas, Dr. Hartzell taught at the Stern School of Business at New York University.

As a senior university administrator and an experienced academic, Dr. Hartzell provides our Board with expertise on business organization, governance, real estate finance and corporate finance matters.

TIMOTHY A. HOLT Director Since: 2012 Age: 67	Committees: Management Development, Nominating & Governance Committee; Securities Investment Committee (Chair)

Timothy A. Holt was an executive committee member and Senior Vice President and Chief Investment Officer of Aetna, Inc., a diversified health care benefits company, when he retired in 2008 after 30 years of service. From 2004 through 2007, he also served as Chief Enterprise Risk Officer of Aetna. Prior to being named Chief Investment Officer in 1997, Mr. Holt held various senior management positions with Aetna, including Chief Financial Officer of Aetna Retirement Services and Vice President, Finance and Treasurer of Aetna. Mr. Holt also serves as non-executive Chairman of the Board of Virtus Investment Partners, Inc. From January 2014 to February 2017, he served as a director of StanCorp Financial Group, Inc., which was a publicly-traded insurance products company until it was acquired in March 2016.

Mr. Holt brings to the Board investment expertise, skill in assessing and managing investment and credit risk, broad-based experience in a number of areas relevant to our business, including insurance, and senior executive experience gained at a major public insurance company.

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NOMINEES FOR DIRECTOR

JODEEN A. KOZLAK Director Since: 2018 Age: 57	Committees: Management Development, Nominating & Governance Committee; Securities Investment Committee

Jodeen A. Kozlak is the founder of Kozlak Capital Partners, LLC, a private consulting firm, and has served as its CEO since 2017. Ms. Kozlak previously served as the Global Senior Vice President of Human Resources of Alibaba Group, a multinational conglomerate (2016-2017). Ms. Kozlak also previously served as the Executive Vice President and Chief Human Resources Officer of Target Corporation, one of the largest retailers in the U.S. (2007-2016), and held other senior leadership roles in her 15-year career there. Prior to joining Target, Ms. Kozlak was a partner in a private law practice. Ms. Kozlak also serves on the Boards of Directors of C.H. Robinson Worldwide, Inc., KB Home and Leslie's Inc.

Ms. Kozlak brings to the Board significant executive management experience. Through her service as Executive Vice President and Chief Human Resources Officer at a Fortune 100 company, Ms. Kozlak has developed significant knowledge and expertise in the area of human capital development and a deep understanding of executive compensation within a public company.

MICHAEL E. LEHMAN Director Since: 2001 Age: 70	Committees: Audit Committee; Executive Committee; Management Development, Nominating & Governance Committee (Chair)

Michael E. Lehman has served the University of Wisconsin in various capacities since March 2016, currently as Interim Chief Operating Officer of the Wisconsin School of Business, and previously as Special Advisor to the Chancellor, Interim Vice Provost for Information Technology, Chief Information Officer and Interim Vice Chancellor for Finance and Administration. He had previously been a consultant (2014-2016); Interim Chief Financial Officer at Ciber Inc., a global information technology company (2013-2014); Chief Financial Officer of Arista Networks, a cloud networking firm (2012-2013); and Chief Financial Officer of Palo Alto Networks, a network security firm (2010-2012). Earlier in his career, he was the Executive Vice President and Chief Financial Officer of Sun Microsystems, Inc., a provider of computer systems and professional support services.

Mr. Lehman brings to the Board financial and accounting knowledge gained through his service as chief financial officer of a large, multinational public company; skills in addressing the range of financial issues facing a large company with complex operations; senior executive and operational experience; as well as technology and cybersecurity experience.

24 │ MGIC Investment Corporation – 2021 Proxy Statement

NOMINEES FOR DIRECTOR

MELISSA B. LORA Director Since: 2018 Age: 58	Committees: Audit Committee; Management Development, Nominating & Governance Committee

Melissa B. Lora was President of Taco Bell International, a segment of Taco Bell Corp., which is a subsidiary of Yum! Brands, Inc., one of the world’s largest restaurant companies, from 2013 until her retirement in 2018. Ms. Lora previously served in various roles at Taco Bell Corp., including Global Chief Financial and Development Officer (2012-2013), Chief Financial and Development Officer (2006-2012) and Chief Financial Officer (2001-2006). Ms. Lora also serves as Lead Independent Director for KB Home and as a director of ConAgra Brands, Inc.

Ms. Lora brings to the Board substantial executive management experience, including in financial and marketing matters, gained while serving in several executive roles for a Fortune 500 company.

TIMOTHY J. MATTKE Director Since: 2019 Age: 45	Committees: Executive Committee (Chair)

Timothy J. Mattke has been our Chief Executive Officer since 2019. He served as our Executive Vice President and Chief Financial Officer from 2014 to 2019, and our Controller from 2009 to 2014. Before then, he held other positions within the Accounting and Finance Departments. Before joining the Company in 2006, Mr. Mattke had been with PricewaterhouseCoopers LLP.

Mr. Mattke brings to the Board extensive knowledge of our industry, business and operations; financial acumen; a long-term perspective on our strategy; and the ability to lead our Company as the mortgage finance system and the mortgage insurance industry evolve.

MGIC Investment Corporation – 2021 Proxy Statement │ 25

NOMINEES FOR DIRECTOR

GARY A. POLINER Director Since: 2013 Age: 67	Committees: Risk Management Committee; Audit Committee (Chair); Securities Investment Committee

Gary A. Poliner was President of The Northwestern Mutual Life Insurance Company (Northwestern Mutual), the nation’s largest direct provider of individual life insurance, and a member of its Board of Trustees, until his retirement from that company in June 2013, after more than 35 years of service. He was named President of Northwestern Mutual in 2010. Mr. Poliner also held various other senior-level positions at Northwestern Mutual, including Chief Financial Officer (2001-2008) and Chief Risk Officer (2009-2012). During a portion of 2016, Mr. Poliner served as a consultant for the Janus Funds, and since June 2016 he has served as an Independent Trustee of the Janus Henderson Funds (58 funds).

Mr. Poliner brings to the Board a breadth of executive management experience in the insurance business, including risk management, and financial and insurance regulatory expertise.

SHERYL L. SCULLEY Director Since: 2019 Age: 68	Committees: Audit Committee; Securities Investment Committee

Sheryl L. Sculley is the former City Manager of the City of San Antonio Texas, the Chief Executive Officer of the municipal corporation, a position she held from 2005 until her retirement in April 2019. Prior to serving in that role, Ms. Sculley had been the Assistant City Manager (Chief Operating Officer) of Phoenix, Arizona from 1989 until 2005, the City Manager (Chief Executive Officer) of Kalamazoo, Michigan from 1984 until 1989 and in other city management roles before then.

Ms. Sculley’s experience as a Chief Executive Officer leading large municipalities provides our Board with expertise on management, investment, financial and human resources matters.

26 │ MGIC Investment Corporation – 2021 Proxy Statement

NOMINEES FOR DIRECTOR

MARK M. ZANDI Director Since: 2010 Age: 61	Committees: Risk Management Committee (Chair)

Mark M. Zandi, since 2007, has been Chief Economist of Moody’s Analytics, Inc., where he directs economic research. Moody’s Analytics is a leading provider of economic research, data and analytical tools. It is a subsidiary of Moody’s Corporation that is separately managed from Moody’s Investors Service, the rating agency subsidiary of Moody’s Corporation. Dr. Zandi is a trusted adviser to policymakers and an influential source of economic analysis for businesses, journalists and the public, and he frequently testifies before Congress on economic matters.

Dr. Zandi, with his economics and residential real estate industry expertise, brings to the Board a deep understanding of the economic factors that shape our industry. In addition, Dr. Zandi has expertise in the legislative and regulatory processes relevant to our business.

ITEM 1 – ELECTION OF DIRECTORS

Item 1 consists of the election of directors. The Board, upon the recommendation of the Management Development, Nominating and Governance Committee, has nominated Analisa M. Allen, Daniel A. Arrigoni, C. Edward Chaplin, Curt S. Culver, Jay C. Hartzell, Timothy A. Holt, Jodeen A. Kozlak, Michael E. Lehman, Melissa B. Lora, Timothy J. Mattke, Gary A. Poliner, Sheryl L. Sculley and Mark M. Zandi for re-election to the Board to serve until our 2022 Annual Meeting of Shareholders. If any nominee is not available for election, proxies will be voted for another person nominated by the Board or the size of the Board will be reduced.

Shareholder Vote Required

Our Articles of Incorporation contain a majority vote standard for the election of directors in uncontested elections. Under this standard, each of the thirteen nominees must receive a “majority vote” at the meeting to be elected a director. A “majority vote” means that when there is a quorum present, more than 50% of the votes cast in the election of the director are cast “for” the director, with votes cast being equal to the total of the votes “for” the election of the director plus the votes “withheld” from the election of the director. Therefore, under our Articles of Incorporation, a “withheld” vote is effectively a vote “against” a nominee. Broker non-votes will be disregarded in the calculation of a “majority vote.” Any incumbent director who does not receive a majority vote (but whose term as a director nevertheless would continue under Wisconsin law until his or her successor is elected) is required to send our Board a resignation. The effectiveness of any such resignation is contingent upon Board acceptance. The Board will accept or reject a resignation in its discretion after receiving a recommendation made by our Management Development, Nominating and Governance Committee and will promptly publicly disclose its decision regarding the director’s resignation (including the reason(s) for rejecting the resignation, if applicable).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE THIRTEEN NOMINEES. SIGNED PROXY CARDS AND VOTING INSTRUCTION FORMS WILL BE VOTED FOR THE NOMINEES UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

MGIC Investment Corporation – 2021 Proxy Statement │ 27

COMPENSATION OF DIRECTORS

Non-Employee Director Compensation Program

Under our Corporate Governance Guidelines, compensation of non-employee directors is reviewed periodically by the Management Development, Nominating and Governance Committee. Mr. Mattke is our CEO and receives no additional compensation for service as a director, and he is not eligible to participate in any of the following programs or plans.

The following table describes the components of the non-employee director compensation program in effect during 2020.

Compensation Component	Compensation
Annual Retainer – Chairman of the Board	$250,000, which may be elected to be deferred and either converted into cash-settled share units or credited to a bookkeeping account to which interest is credited.
Annual Retainer – Non-Chairman Directors	$150,000, which may be elected to be deferred and either converted into cash-settled share units or credited to a bookkeeping account to which interest is credited.
Annual Retainer – Equity	$100,000 in cash-settled RSUs that vest immediately but are not settled for approximately one year. Such settlement may be deferred at the option of the director.
Annual Retainer – Lead Director	$25,000
Annual Retainer – Committee Chair	$25,000 for the Audit Committee $25,000 for the Management Development, Nominating and Governance Committee $15,000 for other committees(1)
Annual Retainer – Committee Member	$15,000 for Audit Committee $5,000 for other committees(1)
Meeting Fees (after 5th meeting)(2)	$5,000 for Board meetings $3,000 for Committee meetings
Stock Ownership Guidelines(3)
Ownership of 25,000 shares of Common Stock, including deferred share units that have vested or are scheduled to vest within one year. Directors are expected to meet the guideline within five years of joining the Board.

Expense Reimbursement
Subject to certain limits, we reimburse directors, and for meetings not held on our premises, their spouses, for travel, lodging and related expenses incurred in connection with attending Board and Committee meetings.

Directors & Officers Insurance	We pay premiums for D&O liability insurance under which the directors are insureds.
(1)     Excludes the Executive Committee. Other than the Executive Committee, directors who are members of management do not serve on any committees but may attend committee meetings.
(2)     After a non-management director attends five Board meetings in a given year, he or she is paid $5,000 for each subsequent Board meeting attended in that year. After a non-management director attends five meetings of a particular committee in a given year, he or she is paid $3,000 for each subsequent meeting of that committee attended in that year. However, directors are paid for attendance at only one committee meeting on any given day, regardless of the number of meetings attended on that day. Meetings of the Board of MGIC (or Committees of its Board) that are not held in conjunction with meetings of the Board of the Company (or Committees of its Board) are counted to determine meeting fees.
(3)     Each of our non-employee directors satisfies this guideline.

28 │ MGIC Investment Corporation – 2021 Proxy Statement

COMPENSATION OF DIRECTORS
Deferred Compensation Plan and Annual Grant of Share Units. Under the Deferred Compensation Plan for Non-Employee Directors (the Deferred Compensation Plan), our non-employee directors can elect to defer payment of all or part of their retainers and meeting fees until the director’s death, disability, termination of service as a director or to another date specified by the director. A director who elects to defer payments may have his or her deferred compensation bookkeeping account credited quarterly with interest accrued at an annual rate equal to the six-month U.S. Treasury Bill rate determined at the closest preceding January 1 and July 1 of each year, or may elect to have the payments deferred during a quarter translated into share units. Each share unit is equal in value to one share of our Common Stock and is ultimately settled only in cash. Such payment will be based on the stock’s average closing price for the five consecutive trading days preceding the payment date(s). If a director defers payments into share units, dividend equivalents in the form of additional share units are credited to the director’s account as of the date of payment of cash dividends on our Common Stock.

Under the Deferred Compensation Plan, we also provide to each director the annual equity retainer described above, which is a grant of cash-settled share units. In January 2020, each of our non-management directors was granted share units valued at $100,000, which vested immediately and were settled on February 16, 2021, unless the director elected a later settlement date. The directors could elect to receive payment for vested units in up to ten annual installments beginning shortly after departure from the Board, or on another date specified by the director that was after February 16, 2021. In all cases, the payment was or will be based on the stock’s average closing price for the five consecutive trading days preceding the payment date(s). Dividend equivalents in the form of additional share units are credited to the director’s account as of the date of payment of cash dividends on our Common Stock.

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COMPENSATION OF DIRECTORS
2020 Director Compensation

The following table shows the compensation paid to each of our non-management directors in 2020. Mr. Mattke, our CEO, was also a director in 2020 but received no compensation for service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Total Stock Awards ($)(2)	Total ($)
Analisa M. Allen(3)	42,500	25,600	68,100
Daniel A. Arrigoni	202,000	100,000	302,000
Cassandra C. Carr(4)	80,000	100,000	180,000
C. Edward Chaplin	177,000	100,000	277,000
Curt S. Culver	255,000	100,000	355,000
Jay C. Hartzell	202,000	100,000	302,000
Timothy A. Holt	220,500	100,000	320,500
Kenneth M. Jastrow, II	192,500	100,000	292,500
Jodeen A. Kozlak	174,000	100,000	274,000
Michael E. Lehman	232,000	100,000	332,000
Melissa B. Lora	202,000	100,000	302,000
Gary A. Poliner	222,500	100,000	322,500
Sheryl L. Sculley	208,000	100,000	308,000
Mark M. Zandi	165,000	100,000	265,000
(1)    The following directors elected to defer certain fees shown in this column into share units as described under " — Non-Employee Director Compensation Program — Deferred Compensation Plan and Annual Grant of Share Units" above: Ms. Allen elected to defer $17,000 of the fees and received 1,355 shares units; Ms. Kozlak elected to defer $67,333 of the fees and received 7,610 share units; and Mr. Poliner elected to defer $35,000 of the fees and received 3,569 share units.
(2)    The amount shown in this column for each director represents the grant date fair value of the annual share units granted to non-employee directors in 2020 under our Deferred Compensation Plan, computed in accordance with FASB Accounting Standard Codification (ASC) Topic 718. The value of each share unit is equal to the value of our Common Stock on the grant date. See “— Non-Employee Director Compensation Program — Deferred Compensation Plan and Annual Grant of Share Units” above for more information about these grants.
Mr. Jastrow had 2,000 unvested stock awards outstanding as of December 31, 2020, which represents shares held under our 1993 Restricted Stock Plan for Non-Employee Directors.
The aggregate number of vested and unvested stock awards outstanding as of March 12, 2021, for each director, is described under “Stock Ownership” above.
(3)    Ms. Allen joined our Board of Directors effective October 29, 2020.
(4)    Ms. Carr retired as a member of our Board of Directors effective April 23, 2020. In recognition of her service on our Board, we made a contribution of $25,000 to a charity that she designated. This contribution was not solicited by Ms. Carr, was not made under any agreement with her and is not included in the table.

30 │ MGIC Investment Corporation – 2021 Proxy Statement

ITEM 2 – ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, and as a matter of good governance, we are asking shareholders to approve, on an advisory basis, the compensation of our NEOs as disclosed under the compensation disclosure rules of the SEC, including the CD&A, the compensation tables and any related material contained in this Proxy Statement.

We strongly believe you should approve our compensation in light of the factors discussed in the CD&A.

While this vote is advisory and is not binding, the Board and the Committee will review and consider the voting results when making future decisions regarding compensation of our NEOs. See “Investor Outreach and Consideration of Last Year’s ‘Say on Pay’ Vote” in the Executive Summary to our CD&A.

At our 2017 Annual Meeting, we held a non-binding, advisory shareholder vote on the frequency of future advisory shareholder votes on the compensation of our NEOs. Our shareholders expressed a preference that advisory shareholder votes on the compensation of our NEOs be held on an annual basis and, as previously disclosed, the Company continued the policy to hold such votes annually.

Shareholder Vote Required

Approval of the compensation of our NEOs requires the affirmative vote of a majority of the votes cast on this matter. Abstentions and broker non-votes will not be counted as votes cast.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
APPROVAL OF THE COMPENSATION OF OUR NEOs. SIGNED
PROXY CARDS AND VOTING INSTRUCTION FORMS WILL BE VOTED FOR THE
APPROVAL OF THE EXECUTIVE COMPENSATION UNLESS A SHAREHOLDER GIVES
OTHER INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

MGIC Investment Corporation – 2021 Proxy Statement │ 31

COMPENSATION DISCUSSION AND ANALYSIS

In this CD&A, we describe the objectives and components of our executive compensation program for our Named Executive Officers (NEOs), and how we make compensation decisions. Please refer to our Glossary of Terms and Acronyms in Appendix A to this Proxy Statement for definitions of certain capitalized terms.

Our 2020 NEOs are shown in the table below.

Name	Title
Timothy J. Mattke	Chief Executive Officer
Salvatore A. Miosi	President and Chief Operating Officer
Nathaniel H. Colson	Executive Vice President and Chief Financial Officer
James J. Hughes	Executive Vice President – Sales and Business Development
Paula C. Maggio	Executive Vice President, General Counsel and Secretary

In July 2019, the Board of Directors elected Timothy J. Mattke as our Chief Executive Officer (CEO). Mr. Mattke has served the Company since 2006 and, prior to being named CEO, was its Executive Vice President and Chief Financial Officer (CFO). In July 2019, the Board also elected Salvatore A. Miosi as President and Chief Operating Officer (COO) and Nathaniel H. Colson as Executive Vice President and CFO. Mr. Miosi has served the Company since 1988 and, prior to being named President and COO, was MGIC's Executive Vice President – Business Strategies & Operations. Mr. Colson has served the Company since 2014 and, prior to being named CFO, was Vice President – Finance of MGIC, a wholly owned subsidiary of the Company. Mr. Hughes has served MGIC since 1987, and has served as its Executive Vice President – Sales and Business Development since 2017. Ms. Maggio joined the Company in 2018 and has served as its Executive Vice President, General Counsel and Secretary since then.

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COMPENSATION DISCUSSION & ANALYSIS — Executive Summary
EXECUTIVE SUMMARY

Key Takeaways

Our 2020 financial and business performance was strong, despite being materially impacted by COVID-19

•	Our GAAP book value per share grew by approximately 12% in 2020. Growth in adjusted book value per share is used to determine vesting of our long-term equity awards.(1)
•	New Insurance Written (NIW) was $112.2 billion in 2020, up more than 76% from 2019 ($63.4 billion), and was one of the financial performance goals that determined payouts under our 2020 bonus program. Aided in part by our NIW, our book of direct primary insurance in force, an important driver of our future revenue, grew by more than 10% in 2020.
•
Adjusted net operating income per diluted share for 2020 was $1.32, down from 2019 ($1.84), with adjusted net operating income of $456.8 million, down from 2019 ($669.7 million). Adjusted net operating income is a component of Return on Equity (ROE), one of the financial performance measures that determined payouts under our 2020 bonus program.(1) As discussed in our Proxy Summary, the increase in unemployment and economic uncertainty resulting from COVID-19 and initiatives to curb its transmission negatively impacted our financial performance as we significantly increased our reserves for losses associated with an increased number of mortgage delinquencies. Although we saw improvement in the second half of 2020, we ended the year with financial results below 2019.

•	ROE for purposes of our 2020 bonus program was 10.8%.

GAAP Book Value Per Share
New Insurance Written(2)

(1)	For a reconciliation of these non-GAAP measures to their nearest comparable GAAP measures, see Appendix B.
(2)	Direct new insurance written (before the effects of reinsurance).
MGIC Investment Corporation – 2021 Proxy Statement │ 33

Executive Summary — COMPENSATION DISCUSSION & ANALYSIS
Adjusted Net Operating Income
per Diluted Share(1)

Return on Equity(2)

(1)	For a reconciliation of these non-GAAP measures to their nearest comparable GAAP measures, see Appendix B.
(2)	For purposes of our 2020 bonus program, ROE is calculated as adjusted net operating income, divided by beginning shareholders' equity, excluding accumulated other comprehensive income (loss).

The 2020 performance-based compensation we awarded to our NEOs was aligned with shareholder interests

●
No Adjustment to Performance Goals as a Result of COVID-19. Our 2020 results described above are reflected in the 2020 bonuses earned by our NEOs and discussed below. At the outset of 2020, the Committee approved performance goals for the 2020 bonus plan and long-term equity awards that reflected the favorable conditions being experienced in the mortgage insurance industry. Within this context, the Committee approved target performance goals that it considered challenging yet achievable. In establishing these goals, the Committee focused on setting goals that would drive an appropriate pay-for-performance outcome in the then-current business environment. Despite the operational and financial challenges caused by the COVID-19 pandemic, the Committee determined that the performance goals established prior to the onset of the pandemic for the 2020 bonus plan and long-term equity awards should not be modified or adjusted.

●	Annual Bonus. Our NEOs' 2020 bonuses depended on performance against five performance goals tied to our business strategies and aligned with shareholder interests.
	○	The following two financial performance goals had a total weight of 75% in determining the bonuses:
■ Return on Equity (described above) had a weight of 45%. Full credit under the bonus calculation required a 21% ROE.
■ New Insurance Written had a weight of 30%. NIW received credit under the bonus calculation only if its expected risk-adjusted return on capital exceeded the Company's hurdle rate.
As a result of the financial performance described above, the bonus calculation reflected full credit for NIW, but only 11% of the possible credit for ROE.
	○	Three business performance objectives, discussed below under "Components of our Executive Compensation Program – Bonus," had a total weight of 25%. Each objective is directly related to our business strategies and strong performance is expected to lead to an increase in shareholder value over the long-term.

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COMPENSATION DISCUSSION & ANALYSIS — Executive Summary

●	Long-Term Equity Awards. Our long-term equity awards:
	○	Promote a long-term focus because cliff vesting occurs only after three years for the CEO, President and COO, and all EVPs.
	○	Are aligned with shareholder interests because the ultimate value of any shares that vest will depend on our total shareholder return performance over the vesting period.
	○	Reward multi-year performance because those awarded in 2020 require the Company to achieve a 16.4% compound annual growth in adjusted book value per share for full vesting.(1)
●
Performance-Based Compensation. As discussed below under "Components of our Executive Compensation Program," performance-based compensation represents the significant majority of our NEOs' Total Direct Compensation (TDC).

(1)    For a reconciliation of this non-GAAP measure to its nearest comparable GAAP measure, see Appendix B to this Proxy Statement.

Shareholder Outreach and Consideration of Last Year’s “Say on Pay” Vote

In each of the last three years, we have invited shareholders owning at least 70% in the aggregate of our stock to meet with us to discuss topics such as performance against our business strategies; ESG matters; and our executive compensation program (and have met with shareholders owning 23%, 12% and 22% of our stock in 2019, 2020 and 2021, respectively). We value the views of our shareholders and intend to continue to engage with them and solicit their feedback. At the suggestion of our shareholders and their advisers, we have made improvements to our executive compensation program in the past (such as the granting of only performance-based awards to our NEOs and the extension of the vesting period for equity awards to three-year cliff vesting) and have enhanced our ESG reporting. Our ESG report is published on our website.

At each of the 2018, 2019 and 2020 Annual Meetings, more than 95% of the Say on Pay votes cast were in support of the compensation of our NEOs. The Committee views these voting results as confirmation of shareholder support of our executive compensation program.

Compensation-Related Corporate Governance Policies and Best Practices

We have many compensation-related governance policies and best practices that we believe align our executive compensation with shareholder interests:

Stock Ownership Guidelines	è
Our stock ownership guidelines require our CEO to own Company stock equal in value to at least six times his base salary, and require our other NEOs to own Company stock equal in value to at least three times their base salaries. See "Other Aspects of our Executive Compensation Program" below for more information about the guidelines.

Post-Vesting Stock Holding Requirements	è	Our NEOs and other executive officers are required to hold, for one year after vesting, the lower of 25% of shares that vest under equity awards and 50% of the shares that were received by the officer after taking account of shares withheld to cover taxes. Apart from what is required, we have had a culture of stock retention by senior executives. Excluding shares withheld from equity awards for income tax withholding, and a rebalancing of shares held through one of our NEO's Profit Sharing and Savings Plan accounts, none of our current NEOs has sold our stock while serving as an NEO.
MGIC Investment Corporation – 2021 Proxy Statement │ 35

Governance Policies and Best Practices — COMPENSATION DISCUSSION & ANALYSIS

No Hedging, Pledging or 10b5-1 Plans	è
Our policies prohibit directors, NEOs, other officers and certain employees from entering into hedging transactions referencing the Company’s equity securities, holding Company securities in a margin account, or pledging Company securities as collateral for a loan. They also prohibit the use by those individuals of plans created pursuant to Rule 10b5-1 of the Securities Exchange Act which may otherwise have allowed such persons to sell our stock while in possession of material non-public information about us. For more information, see "Other Aspects of our Executive Compensation Program – Hedging, Pledging and 10b5-1 Plan Prohibitions" below.

High Percentage of Performance-Based Compensation	è	83.4% of our CEO's 2020 TDC was tied to achievement of pre‑set performance goals. On average, 79.1% of our other NEOs' 2020 TDC was tied to achievement of such goals.
Limited Perquisites	è	Our perquisites are very modest, ranging between approximately $800 and $6,000 in 2020 for our NEOs.
Effective Use of Equity Compensation with Low Burn Rate and Dilution	è
The total equity awards granted to all participants under our 2015 and 2020 Omnibus Incentive Plans in 2020 represented approximately 0.5% of our outstanding shares as of December 31, 2019. The Company's dilution from outstanding awards was in the 11th percentile among all companies in our 2021 Benchmarking Peer Group (calculated as outstanding equity awards on December 31, 2019, as a percentage of fully diluted total shares outstanding). Based on a “burn rate” methodology that uses the average of the total awards granted (after applying a multiple of 1.5 for RSUs versus options) and the weighted average number of shares outstanding during each of the last three completed years, our three-year average annual “burn rate” for 2018-2020 was approximately 0.76%.

Limited Change in Control Benefits	è
“Double trigger” is generally required for any benefits to be paid.
Equity awards may vest upon a change in control only if the Committee determines that the awards will not be assumed or replaced.
Cash severance does not exceed 2 times base salary plus bonus plus retirement plan accrual.
There is no excise tax gross-up provision.

Employment Agreements	è	None; we only provide the limited provisions referred to above that are effective after a change in control.
“Clawback” Policy	è	Our “clawback” policy applies to cash incentive compensation as well as equity award compensation received by our NEOs and other executive officers.
Compensation Consultant	è
The Compensation Consultant is retained by the Committee and performs no services for the Company, other than the consulting services to the Committee regarding executive compensation and non-employee director compensation.

Compensation Risk Evaluation	è
Annually, the Committee reviews an executive compensation risk evaluation designed to ensure that our compensation programs do not motivate excessive risk-taking and are not reasonably likely to have a material adverse effect on the Company.

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COMPENSATION DISCUSSION & ANALYSIS — Governance Policies and Best Practices

Omnibus Incentive Plan	è
Our 2015 Omnibus Incentive Plan and our 2020 Omnibus Incentive Plan, each of which were approved by shareholders, contain the following provisions:
•No granting of stock options with an exercise price less than the fair market value of the Company’s common stock on the date of grant;
•No re-pricing (reduction in exercise price) of stock options and no exchange of underwater stock options for another award or for cash, without shareholder approval;
•No inclusion of reload provisions in any stock option grant;
•No payment of dividends on performance-vested RSUs before they are vested;
•No payment of dividends on time-vested RSUs before they are vested (2020 Plan only);
•No single trigger vesting of awards upon a change in control in which the awards are assumed or replaced;
•No recycling of shares withheld for tax purposes upon vesting; and
•No Committee discretion to accelerate vesting of awards, except under certain limited instances like death, disability and retirement.

OBJECTIVES OF OUR EXECUTIVE COMPENSATION PROGRAM

In setting compensation, the Committee focuses on TDC, which consists of base salary, bonus (or non-equity incentive compensation) and equity awards (valued at their grant date fair value reported in the SCT). The objectives of our executive compensation program are to:

•Attract and retain high-quality executives. We want a competitive pay opportunity that provides for:
◦base salaries within a range near the median level of an executive's Benchmarking Peer Group counterparts, and
◦bonus and long-term equity awards that, when performance is strong, move TDC above the median of our Benchmarking Peers to motivate and reward strong performance.

•Align executive compensation with long-term shareholder interests. We align compensation and long-term shareholder interests by:
◦linking executive compensation to Company and executive performance; and
◦paying a substantial portion of TDC in:
▪    bonuses that are at-risk and are based on specific goals that align payouts with Company performance, with quantitative financial performance goals accounting for 75% of the bonus calculation and qualitative business goals, directly related to our business strategies, accounting for 25% of the bonus calculation; and
▪    long-term equity awards, with vesting based on a three-year quantitative performance goal that aligns payouts with Company performance and whose value directly reflects our stock price. All of the long-term equity awards granted to our then-NEOs in our standard granting cycle in each of January 2018, 2019 and 2020, were 100% performance-vested and only vest after a three-year performance period.

MGIC Investment Corporation – 2021 Proxy Statement │ 37

How We Make Compensation Decisions — COMPENSATION DISCUSSION & ANALYSIS

HOW WE MAKE COMPENSATION DECISIONS

Role of the Management Development, Nominating and Governance Committee

The Committee, which consists solely of independent directors, is responsible for overseeing the development and administration of our executive compensation program. The Committee approves the compensation of our CEO and our other senior executives, and performs other tasks including:
•Reviewing and approving bonus and equity compensation goals and objectives;
•Evaluating performance in light of these goals and objectives; and
•Evaluating the competitiveness of the CEO’s total compensation package.

The Committee also supports the Board’s role in overseeing the risks facing the Company, as described in more detail above under “Committee Membership and Meetings — Oversight of Risk and Environmental, Social and Governance (ESG) Matters.”

The Committee is supported in its work by our CEO, our Chief Human Resources Officer, our General Counsel and the Committee’s Compensation Consultant, as described below. Our Chairman of the Board, who retired as our CEO in 2015 but now is not a member of our management, regularly participates in meetings of the Committee.

Role of the Compensation Consultant

The Committee has retained Frederic W. Cook & Co., a nationally recognized executive compensation consulting firm, to advise it. While our Chief Human Resources Officer coordinates its assignments, the Compensation Consultant reports directly to the Committee; the Committee retains authority to approve the compensation of the Compensation Consultant, determine the nature and scope of its services and evaluate its performance. The Compensation Consultant provides no services to the Company other than the consulting services to the Committee regarding executive compensation and non-executive director compensation. The Committee may replace the Compensation Consultant or hire additional consultants at any time. A representative of the Compensation Consultant attends meetings of the Committee, as requested.

The Committee retains the Compensation Consultant to help it evaluate and oversee our executive compensation program and to periodically review the compensation of our directors. In connection with our executive compensation program, the Compensation Consultant provides various services to the Committee, including advising the Committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program, including its relationship to performance.

The Compensation Consultant's work for the Committee during 2020 and early 2021 included:
•An evaluation of NEO compensation compared to Benchmarking Peers;
•Advice about the annual bonus plan, including the goals and target performance incorporated into the formula that is used to determine payouts;
•Advice about the long-term equity incentive program, including the level of awards granted under the program and the vesting provisions;
•Advice regarding “best practice” compensation practices;
•Review and analysis of our peer group used to evaluate our executive compensation;
•Simulations of quantitative pay-for-performance models and review of policy statements of a leading proxy governance firm;

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COMPENSATION DISCUSSION & ANALYSIS — How We Make Compensation Decisions
•An evaluation of the costs and provisions of change in control benefits for executives;
•Review of drafts of the CD&A and related compensation tables for the Proxy Statement;
•An evaluation of compensation for the non-employee directors compared to our Benchmarking Peers;
•Review and modeling of alternative direct compensation structures and mixes related to 2021 compensation plan design changes; and
•Discussions on executive compensation considerations related to COVID-19.

The Committee has assessed the independence of the Compensation Consultant pursuant to SEC and NYSE rules and concluded that its work for the Committee does not raise any conflict of interest.

Role of Officers

While the Committee is ultimately responsible for making all compensation decisions affecting our NEOs, our CEO participates in the process because the Committee views his input as necessary given his close day-to-day association with the other NEOs and his knowledge of our operations. Among other things, our CEO makes recommendations on the components of compensation for the NEOs, other than himself. Our CEO does not participate in the portions of Committee meetings regarding the review of his own performance or the determination of the amounts of his compensation or when the Committee members meet among themselves.

Our Chief Human Resources Officer and our General Counsel also participate in the Committee’s compensation process. Our Chief Human Resources Officer is responsible for coordinating the work of the Compensation Consultant for the Committee and the annual preparation of an executive compensation risk evaluation. She maintains knowledge of executive compensation trends, practices, rules and regulations and works with our General Counsel on related legal and tax compliance matters as well as on other matters related to executive compensation. The Committee receives information from management that includes: detailed breakdowns of the compensation of the NEOs; the amount, if any, that our NEOs realized during the period they were NEOs from sales of stock received upon vesting of equity awards; the total amount of stock and RSUs held by each NEO; and the other compensation information disclosed in this Proxy Statement.

BENCHMARKING

To provide the Committee with a framework for evaluating compensation levels for our NEOs against market practices, the Compensation Consultant periodically prepares reports analyzing compensation data for our Benchmarking Peers. In addition, each year we provide the Committee with information regarding market trends and expected executive base salary changes for the coming year. The compensation surveys that we reviewed and, with the concurrence of the Compensation Consultant, summarized in the aggregate for the Committee in connection with assessing the base salary budget for 2020 were published by AON Hewitt, Mercer Consulting and Willis Towers Watson.

Changes to our Peer Group

The U.S. mortgage insurance industry has only six public companies, including us. Therefore, the Committee has found it necessary to include companies from outside the mortgage insurance industry when constructing our group of Benchmarking Peers in order to provide a more robust set of comparisons. The criteria considered when selecting Benchmarking Peers include whether the candidate: 1) is a mortgage insurer, or direct competitor; 2) has significant exposure to residential real estate; 3) is in an industry in which we compete for talent; and 4) is reasonably similar in size to us, in terms of revenues and market capitalization.

MGIC Investment Corporation – 2021 Proxy Statement │ 39

Benchmarking — COMPENSATION DISCUSSION & ANALYSIS
Two of our Benchmarking Peers are winding down the majority of their businesses, therefore, at the recommendation of the Compensation Consultant, for purposes of benchmarking 2021 executive compensation, the Committee determined to remove those two companies from the group and to replace them with two new Benchmarking Peers that meet multiple selection criteria.

Why the selected peers are appropriate for benchmarking purposes

Our 2020 and 2021 Benchmarking Peer Groups are shown below. We believe these companies were or are appropriate for benchmarking our executive compensation for the reasons shown in the table below.

MGIC Peer Group	Mortgage Insurer - Direct Competitor(1)	Exposure to Residential Real Estate Market	Industry in which we Compete for Talent	Chose us as a Peer	Business

Ambac Financial Group, Inc.		X	X	X	Financial Guaranty Insurer
MBIA Inc.		X	X	X	Financial Guaranty Insurer
Arch Capital Group Ltd.	X	X	X		Includes Mortgage Insurer
Assured Guaranty Ltd.		X	X	X	Financial Guaranty Insurer
Essent Group Ltd.	X	X	X	X	Mortgage Insurer
Fidelity National Financial Inc.		X	X		Title Ins & Other R.E. Services
First American Fin'l Corp.		X	X		Title Ins & Other R.E. Services
Flagstar Bancorp Inc.		X	X		Mortgage Orig & Svg; Banking
Genworth Financial Inc.	X	X	X	X	Includes Mortgage Insurer
NMI Holdings Inc.	X	X	X	X	Mortgage Insurer
Ocwen Financial Corp.		X	X	X	Mortgage Svg & Lending
PennyMac Fin'l Services Inc.		X	X	X	Mortgage Svg & Lending
Radian Group Inc.	X	X	X	X	Mortgage Insurer
Stewart Info. Services Corp.		X	X	X	Title Ins & Other R.E. Services
Walker and Dunlop, Inc.		X	X		Real Estate Services & Finance

= 2020 Benchmarking Peer Group	= 2021 Benchmarking Peer Group

(1)    Parent companies of direct competitors whose overall results are principally or significantly impacted by these competitors.

As shown in the table below, we are reasonably comparable in terms of market capitalization, revenues and CEO TDC to the companies in our 2020 and 2021 Benchmarking Peer Groups.

MGIC Percentile Rank Versus Benchmarking Peer Group	2020 Peer Group	2021 Peer Group
12/31/20 Market Capitalization	62nd	62nd
2020 Revenue	46th	37th
CEO TDC(1)	13th	17th
(1)    Information regarding the TDC of our Peer Groups was included in benchmarking analyses prepared by the Committee's Compensation Consultant in July and October 2020 using the latest TDC information available.

Why we do not include property and casualty insurers in our Benchmarking Peer Group

A leading proxy advisory service compares our CEO's compensation to the compensation of CEOs in a peer group that it constructs for us. That peer group includes a number of property and casualty insurers. Other than one of our

40 │ MGIC Investment Corporation – 2021 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS — Benchmarking
direct competitors who is part of a company that includes diversified lines of insurance, we do not include property and casualty insurers in our Benchmarking Peer Group because those companies: (1) are not subject to residential mortgage risk or the residential real estate market to the same extent as are we or our Benchmarking Peers, (2) are not the companies with which we compete for executive talent, and (3) do not select us as a benchmarking peer. In addition, we do not believe comparing us to that peer group is appropriate because we are larger in terms of market capitalization: as of December 31, 2020, our market capitalization was in the 85th percentile of the proxy advisory service-constructed peer group (1.6 times the median) and our revenues were in the 62nd percentile of that group.

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Each of the components of our executive compensation is discussed below. To meet our objective of aligning compensation and shareholder interests, our executive compensation program includes an annual bonus program that is tied to performance against the Company's business strategies, and long-term equity awards with vesting tied to growth in the Company's adjusted book value per share and whose ultimate value reflects our stock price. As shown in the charts below, performance-based, at-risk compensation represented the significant majority of our NEOs' 2020 TDC.

CEO 2020 Pay Mix (% of TDC) At-Risk Performance-Based Pay: 83.4%	Other NEOs' 2020 Pay Mix (% of TDC) Average At-Risk Performance-Based Pay: 79.1%

Base Salary

Our general philosophy is to target base salary range midpoints for our executive officers near the median levels of their Benchmarking Peer Group counterparts. In considering any change to our CEO’s compensation, including base salary, the Committee takes into account market competitiveness, tenure in position and its evaluation of his performance. Such evaluation is based in part on a CEO evaluation survey completed by each non-management director. Subjects covered by the evaluation include financial results, leadership, strategic planning, succession planning, community and industry involvement, and communications and relations with the Board. Base salary changes for our other NEOs are recommended to the Committee by the CEO based on his evaluation of each NEO’s performance and the base salary levels of similarly-situated executives at the Benchmarking Peer Group companies. The Committee approves changes in salaries for NEOs after taking into account the CEO’s recommendations and the Committee's independent judgment regarding the NEOs gained through the Committee’s general contact with them, including contact through Board meetings.

MGIC Investment Corporation – 2021 Proxy Statement │ 41

Base Salary — Components — COMPENSATION DISCUSSION & ANALYSIS
In early April 2020, each of our NEOs received a merit salary increase of either 3.1% or 3.2%. In addition, our Chief Financial Officer, Mr. Colson, received a salary adjustment to reflect his increased tenure in his role, his responsibilities, and to move his base salary closer to the median salary of his Benchmarking Peer Group counterparts.

Base Salaries
	2019			% Increase
Executive	Former Role	Current Role	2020	2020 vs YE 2019
Timothy J. Mattke	$563,300	$775,000	$800,000	3.2%
Salvatore A. Miosi	$414,400	$620,000	$639,200	3.1%
Nathaniel H. Colson	$160,000	$275,000	$350,000	27.3%
James J. Hughes	n/a	$425,000	$438,200	3.1%
Paula C. Maggio	n/a	$412,400	$425,200	3.1%

Annual Bonus

Our bonus program is designed to strongly align pay delivery with our performance, as defined by achievement of our annual financial goals and business objectives.

Maximum Bonus Opportunity. In determining TDC opportunity, the Committee has historically weighted bonus opportunities more heavily than base salaries. Bonus opportunity generally represents a multiple of the base salary amount approved by the Committee early in the year, which becomes effective in March or April of the year for which the bonuses are awarded. Such base salary amounts will not be the same as the base salary amounts disclosed in the SCT due to the effects of the March or April pay increases and variability in the number of pay periods in each calendar year. Mr. Colson and Ms. Maggio each received an increase in their maximum bonus opportunities for 2020 to reflect their increased tenure in their roles, their responsibilities, internal pay equity and to move their pay opportunities closer to the median of their Benchmarking Peer Group counterparts.

Maximum Bonus Opportunity (Multiple of Base Salary)
Executive	Year-End 2019	2020
Timothy J. Mattke	3.00	3.00
Salvatore A. Miosi	2.75	2.75
Nathaniel H. Colson	1.80	2.25
James J. Hughes	2.25	2.25
Paula C. Maggio	1.80	2.25

As shown in the table below, our CEO's maximum bonus opportunity is in line with our Benchmarking Peers' practices.

CEO Maximum Bonus Opportunity (Multiple of Base Salary)
	Benchmarking Peer Group (source: 2020 Proxy Statements)
MGIC	25th percentile	Median	75th percentile
3.00	2.66	3.15	3.56

42 │ MGIC Investment Corporation – 2021 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS — Components — Annual Bonus
Calculation of 2020 Bonus. As shown in the table below, the bonus formula for 2020 had two financial performance goals (with a total weight of 75%) and three business objectives (with a total weight of 25%). Each business objective is directly related to our business strategies and strong performance is expected to lead to an increase in shareholder value over the long-term. Threshold, target and maximum performance levels were established for each financial performance goal. Actual performance at such levels would result in payout of 0%, 50% and 100%, respectively, for that goal, with payout for performance achievement between those levels calculated by interpolation. The payout percentages determined by the Company’s actual 2020 performance for each financial performance goal were multiplied by assigned weights to determine a weighted score for that goal. For the business objectives, the Committee reviewed management’s written report of the Company’s activities with respect to each objective and the related score, which was accepted by the Committee.

2020 Bonus Percentage
					Maximum Possible Score (Weight)		Weighted Score
	2020 Performance Levels			Actual 2020
	Threshold	Target	Maximum			Score
Financial Performance Goals:
Return on Equity	10.0%	13.5%	21.0%	10.8%	60	6.9
New Insurance Written (billions)	$42.0	$56.0	$64.0	$113.8	40	40.0
Total					100%	46.9
Times: Total Weight of Financial Performance Goals						X 75%	35.1%

Business Objectives:
Capital Position	For a discussion of performance against these business objectives, see "Performance Against Business Objectives"
Preserve & Expand Role of MI in Housing Policy
Develop Co-Workers
Total					100%	100.0
Times: Total Weight of Business Objectives						X 25%	25.0%
2020 Bonus Percentage							60.1%

The aggregate weighted financial and business performance scores resulted in a preliminary bonus percentage of 60.1%. The Committee has discretion to adjust the preliminary bonus percentage up or down by as much as 10 percentage points, but did not do so because the Committee considered the bonus pay-out to be consistent with the Company’s pay-for-performance objective. Each NEO received 60.1% of his or her maximum bonus. The CEO recommends to the Committee a bonus for each of the other NEOs, which takes into account the bonus formula and the CEO’s evaluation of each NEO’s performance. The Committee, which has regular contact with the NEOs through their interaction with the Board, accepted the CEO’s recommendation and approved bonuses for the other NEOs.

In determining the bonus percentage, the Committee considers significant events that occurred during a performance period and may revise performance goals if the Committee expects that such significant events will have a substantial effect on the performance goals. Despite the operational and financial challenges caused by the COVID-19 pandemic, the Committee determined that the performance goals established prior to the onset of the pandemic for the annual bonus plan should not be modified or adjusted.

MGIC Investment Corporation – 2021 Proxy Statement │ 43

Annual Bonus — Components — COMPENSATION DISCUSSION & ANALYSIS
Performance Against Business Objectives. As shown in the table below, in 2020, the Company achieved favorable results against the business objectives used to determine the 2020 bonuses of our NEOs. This performance was achieved despite the challenges brought on by the COVID-19 pandemic and the Committee confirmed that the maximum score possible under the bonus plan for these objectives was earned.

Business Objective		Results
Capital Position - Manage and deploy capital to maximize our long-term value.	»
Expanded our reinsurance program by securing quota share reinsurance coverage on NIW through 2021, and by executing a $413 million insurance-linked note transaction, providing excess-of-loss reinsurance coverage on the majority of our January–July 2020 NIW. These transactions allow us to better manage our risk profile and they provide an alternative source of capital.
Paid $390 million of dividends of cash and investments from MGIC to our holding company, before temporarily suspending dividends from MGIC as a result of the COVID-19 pandemic.
Continued to pay dividends to holders of our common stock, despite the COVID-19 pandemic.
Returned approximately $120 million to shareholders by repurchasing 9.6 million shares of our stock, before we temporarily suspended our stock repurchase program as a result of the economic uncertainty caused by the COVID-19 pandemic.
Issued $650 million aggregate principal amount of 5.25% Notes due in 2028, using a portion of the proceeds to repurchase $183 million of our 5.75% Notes due in 2023 and $48 million of our 9% Debentures due in 2063. These capital actions increased our liquidity and improved our debt maturity profile.

Developing Co-Workers - Foster an environment that best positions our people to succeed.	»
Delivered diversity and inclusion workshops to all officers and co-hosted several diversity and inclusion events with our Employee Resource Group.
Positioned co-workers for success, even after seamless transition of 90%+ of our workforce to a remote work environment, in a year with record-breaking volume, while continuing to provide high service levels.
Continued to focus on enhancing career developments, talent analytics and financial health capabilities for employees.

Role in Housing Finance Industry - Actively participate in the dialogue to preserve and expand the role of the Company and private mortgage insurance in housing finance policy.	»	Continued to enhance the reputation of the Company and the industry relative to changing housing finance policy and a broader role for private mortgage insurance.

Setting Our Financial Performance Goals. The Committee chose ROE and NIW as the financial performance goals used in the 2020 bonus plan to provide an incentive for bottom line and top line growth and for consistency with the 2019 bonus plan. In 2019, our Investor Relations department engaged a consulting firm to conduct an investor perception study for us. Investors indicated they consider ROE and book value growth to be among the top three most important measures of performance of the Company, but also indicated that risk-adjusted return on capital (RAROC)

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COMPENSATION DISCUSSION & ANALYSIS — Components — Annual Bonus
over the estimated life of a book of insured business was an appropriate measure. These results confirmed to us the appropriateness of our use, for our bonus plan, of an ROE goal and the RAROC hurdle rate associated with our NIW goal. It also confirmed the appropriateness of our use, for vesting of long-term equity awards, of a book value growth goal. Following is a description of how the performance levels for our bonus plan's financial goals were established.

Return on Equity (ROE)
As noted above, two of the objectives of our executive compensation program are to link compensation to Company performance and to design incentives so that the TDC of our NEOs moves above the median of our Benchmarking Peers when performance is strong. When the Committee established the ROE performance levels for the 2020 bonus plan, it considered those objectives. The Committee's January 2020 view that the ROE performance levels were appropriately rigorous is confirmed by the amount by which each of the Company's threshold, target and maximum ROE performance levels exceeded the average ROE earned by its Benchmarking Peers.

ROE Performance Levels for Company's Bonus Plan Compared to Benchmarks
Company's Threshold ROE (for no bonus payout)(1)	10.0%
Company's Target ROE (for 50% bonus payout)(1)	13.5%
Company's Maximum ROE (for 100% bonus payout)(1)	21.0%
Average 2019 ROE of Company's Benchmarking Peers(2)	6.9%
(1)     For purposes of the bonus plan, we calculate ROE as adjusted net operating income, divided by beginning shareholders' equity, excluding accumulated other comprehensive income (loss). Adjusted net operating income is a non-GAAP measures of performance. For a description of how we calculate this measure and for a reconciliation of this measure to its nearest comparable GAAP measures, see Appendix B.
(2)    Represents 2019 Net income available to common shareholders, adjusted (from Bloomberg), divided by beginning shareholders' equity, excluding accumulated other comprehensive income (loss).

The Company's 2020 target ROE of 13.5% (for 50% of maximum bonus payout) and maximum ROE of 21.0% (for 100% of maximum bonus payout) are reasonable compared to the Company's 2019 actual ROE, after adjusting to reflect the increase in beginning shareholders' equity before accumulated other comprehensive income (loss) ($4.2 billion in 2020 vs. $3.7 billion in 2019) and to reflect the 2019 favorable development experienced in our loss reserves associated with insured mortgages that became delinquent prior to January 1, 2019 (no amount of favorable loss reserve development was forecast to occur in 2020). For year-over-year comparison purposes, these adjustments reduce 2019 actual ROE from 18.1% to 14.5%.

The Company engaged in stock repurchases in the first quarter of 2020, before temporarily suspending that program due to the financial uncertainties caused by the COVID-19 pandemic. However, those repurchases did not have an effect on the Company's ROE goal because ROE is calculated as adjusted net operating income, divided by beginning shareholders' equity (which is not affected by share repurchases).

The Company’s 2020 actual ROE for purposes of the 2020 bonus was 10.8%, which was slightly above the threshold goal.

New Insurance Written (NIW)

MGIC 2020 NIW Performance Levels (billions)
Threshold (for no bonus payout)	Target (for 50% bonus payout)	Maximum (for 100% bonus payout)
$42	$56	$64

While our 2020 NIW target performance level of $56 billion (for 50% of maximum bonus payout) was set below our 2019 actual NIW of $63 billion, it was substantially above the average level for the past five years. In establishing these performance levels, the Committee evaluated our prior years' results and viewed the 2019 results as extraordinary. The Committee viewed the threshold, target and maximum opportunities as sufficiently rigorous considering the history and expected size of the mortgage market for 2020.
MGIC Investment Corporation – 2021 Proxy Statement │ 45

Annual Bonus — Components — COMPENSATION DISCUSSION & ANALYSIS

MGIC Historical NIW (billions)
2015	2016	2017	2018	2019	Average
$43	$48	$49	$51	$63	$51

Our 2020 actual NIW was $113.8 billion, driven by the extremely strong loan origination market and our position in the industry, which exceeded the maximum goal.

CEO 2020 Bonus Alignment and Benchmarking Results. The following chart illustrates that our CEO's bonuses have been reasonable when viewed in relationship to the Company's adjusted net operating income and the five-year change in our stock price. The high volatility of our stock price (its three year, monthly beta was in the top 25% of the Russell 3000 in February 2021 and our stock previously had the second highest beta in that index) makes it problematic to evaluate pay for performance alignment for us by measuring stock price performance over a single year.

Notes: (1) Adjusted net operating income (loss) is a non-GAAP financial measure. For a description of how we calculate this measure and for a reconciliation of this measure to its nearest comparable GAAP measure, see Appendix B to this Proxy Statement.
(2) For comparability between periods, the bonuses of our former and current CEOs are provided.

The following chart demonstrates that the Company's ROE continued to exceed the average ROE of its Benchmarking Peers and the peer group constructed for the Company by a leading proxy advisory service. The chart also demonstrates the reasonableness of our CEO's compensation, in terms of dollars of pretax income earned by the Company per dollar of TDC earned by our CEO, when compared to the average for those same peer groups. The Company's 2020 ROE was in the 44th percentile of its 2020 Benchmarking Peers and in the 39th percentile of the proxy advisory service-constructed peer group. The Company's 2020 pretax income per dollar of our CEO's 2020 TDC was in the 58th percentile of the 2020 Benchmarking Peers and in the 83rd percentile of the proxy advisory service-constructed peer group.

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COMPENSATION DISCUSSION & ANALYSIS — Components — Annual Bonus
Note: Reflects 2020 ROE for all companies, as reported by Bloomberg, which differs from the calculation of ROE for bonus purposes. Pretax Income per dollar of TDC reflects 2020 pretax income for all companies, 2020 TDC data for our CEO, and the latest TDC data available from Summary Compensation Tables for the peer groups.

Long-Term Equity Awards

Background Considerations. Consistent with our belief that there should be a strong link between earned compensation and long-term performance, long-term equity awards provide one of our most significant TDC opportunities. We emphasize this component of our executive compensation program because it aligns executives’ interests with those of shareholders by linking compensation to both company performance and total shareholder return, while fostering a long-term planning horizon and supporting the retention of our leadership team. Performance-based long-term equity awards at their grant date fair value represented 54% of the 2020 TDC of our CEO, and averaged 49% of the 2020 TDC of our other NEOs.

Our CEO's long-term equity awards have traditionally been in line with our Benchmarking Peers' practices. The following table shows how the Company's grant date value of long-term equity awards to our CEO compares to the awards made to the CEOs of our Benchmarking Peer Group. As a result of our stock price volatility, the date on which equity awards are made significantly affects the calculation of total compensation in the SCT and, as a result, the analysis of pay for performance alignment. As noted above, our stock’s volatility is in the top 25% of stocks in the Russell 3000, and has been the second highest in that index. For example, based on the high and low closing prices of our stock during 2020, the SCT value of our CEO’s 2020 equity grant would have ranged between the lowest and the 28th percentile of the annualized grant-date fair value of the latest available long-term incentive compensation among our Benchmarking Peer Group.

MGIC's CEO Long-Term Equity Awards - Percentile Rank Among our Benchmarking Peers
	Target # of RSUs Granted(1)	Grant Date Value	MGIC Grant Date Stock Price	MGIC Percentile Rank
2018 Long-Term Equity Awards - Former CEO	264,880	$4,187,753	$15.81	57th
2019 Long-Term Equity Awards - Former CEO	287,000	$3,375,120	$11.76	35th
2019 Long-Term Equity Awards - Current CEO	173,400	$2,144,934	$12.37(2)	10th
2020 Long-Term Equity Awards - Current CEO	196,560	$2,686,975	$13.67	19th(3)
(1)    Represents a portion of the RSUs granted, calculated based on the probable outcome of the applicable performance conditions as of the grant date.
(2)    Represents the weighted average stock price on the two dates on which awards were granted.
(3)    Annualized grant date fair value of latest available awards as disclosed in 2020 SEC filings are used for Benchmarking Peers because that is the most recent information that is available.
MGIC Investment Corporation – 2021 Proxy Statement │ 47

Long-Term Equity — Components — COMPENSATION DISCUSSION & ANALYSIS
Below is a discussion of our 2020 long-term equity awards and a discussion of our 2019 and 2018 long-term equity awards, which is provided for comparison purposes and because a portion of the long-term equity awards granted in those years either vested based on 2020 performance or remain outstanding.

2020 Long-Term Equity Awards.

2020 Cliff BV Awards. To align our long-term equity awards with the interests of shareholders, 100% of the long-term equity awards granted in January 2020 to our NEOs are performance-based and cliff vest after three years based on percentage achievement of a three-year cumulative adjusted book value (ABV) per share growth goal. A 16.4% compound annual growth in ABV (or $7.04 per share growth) is required for 100% vesting. No growth in ABV would result in 0% vesting. The actual vesting percentage is determined by interpolation based on where the actual growth in ABV per share falls between $0.00 and $7.04.

Book value growth was chosen as the performance goal, in part because of its simplicity and relevance to management and investors. Book value growth measures cumulative build-up of equity in the Company; we believe its use as a performance goal aligns executive compensation with the financial strength of the Company. As noted above, most investors responding to an investor perception study performed for us indicated that they consider book value growth to be among the most important measures of performance for the Company. These results confirmed to us the appropriateness of our use of a book value growth performance goal for vesting of long-term equity awards.

ABV per share is a non-GAAP financial measure. For a description of how we calculate this measure for each equity award and a reconciliation of this measure to its nearest comparable GAAP measure, see Appendix B to this Proxy Statement.

2019 and 2018 Long-Term Equity Awards.

2019 Cliff BV Awards. These were awarded in January 2019 to our then-NEOs, which included Messrs. Mattke, Miosi and Hughes, and Ms. Maggio, and each cliff vest after three years based on percentage achievement of a three-year cumulative ABV per share growth goal. A 16.4% compound annual growth in ABV (or $6.02 per share growth) is required for 100% vesting. No growth in ABV would result in 0% vesting. The actual vesting percentage is determined by interpolation based on where the actual growth in ABV per share falls between $0.00 and $6.02.

2019 Cliff Time-Vested Awards. In July 2019, we executed on our leadership transition and promoted internal candidates to the positions of CEO (Mr. Mattke); President and Chief Operating Officer (Mr.  Miosi); and Chief Financial Officer (Mr. Colson). In connection with the management realignment, the Committee, after consulting with our Compensation Consultant, made a one-time grant of cliff-vested restricted stock units to each of Messrs. Mattke, Miosi, Colson and Hughes that vest in July 2022, subject to continued employment with the Company.

2019 Other Awards. In January 2019, prior to his becoming an NEO, Mr. Colson was awarded a combination of BV Awards (60%) and Time Vested Awards (40%), consistent with the grant-type mix and design terms for awards provided to participants at the Vice President level. Vesting of the BV Awards occurs over a three-year period, based on achievement of the same three-year cumulative ABV per share growth goal that was used for 2019 Cliff BV Awards to NEOs. However, partial vesting of the BV Awards to Mr. Colson may occur annually (up to a maximum of 1/3 for the first year and 2/3 for the first and second years combined). The actual vesting percentage is determined by interpolation based on where the actual growth in ABV per share falls between $0.00 and $6.02. Vesting of the Time-Vested Awards occurs ratably in each of the three years after grant, subject to continued employment with the Company.

2018 Cliff BV Awards. These were awarded in January 2018 to then-NEOs which included Messrs. Mattke, Miosi and Hughes, and each cliff vest after three years based on achievement of a three-year cumulative ABV per share growth goal. A 16.4% compound annual growth in ABV is required for 100% vesting of the 2018 equity awards. No growth in ABV would result in 0% vesting. The actual vesting percentage is determined by interpolation based on where the actual growth in ABV per share falls between $0.00 and $4.98.

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COMPENSATION DISCUSSION & ANALYSIS — Components — Long-Term Equity

2018 Time Vested Awards. In July 2018, upon her joining the Company, Ms. Maggio was awarded a one-time long-term equity award of 20,000 RSUs, which will vest ratably in each of the three years after grant, subject to continued employment with the Company. In January 2018, prior to his becoming an NEO, Mr. Colson was awarded a long-term equity award of 2,000 RSUs, which vested ratably in each of the three years after grant, subject to continued employment with the Company.

The table below shows:
•the three-year cumulative goal for vesting of the 2020, 2019 and 2018 Cliff BV Awards,
•the growth in ABV per share as of the end of 2020, as calculated for the awards, and
•the 2021 vesting percentage for the 2018 awards; no 2019 or 2020 grants will vest until the end of their three-year performance period.

Growth in Adjusted Book Value per Share for 2020, 2019 and 2018 Cliff BV Awards
	3-year Cumulative Goal	2018-2020 Actual Growth	2019-2020 Actual Growth	2020 Actual Growth	Vesting %
2020 Equity Awards	$7.04			$1.08
2019 Equity Awards	$6.02		$3.25
2018 Equity Awards	$4.98	$4.92			99%

With respect to all of the long-term equity awards, dividends are not paid currently, but when awards vest, a payment is made equal to the dividends that would have been paid during the performance period for those vested awards.

Pension Plan

Our executive compensation program includes a qualified pension plan (which has been transitioned to a cash balance plan) and a supplemental executive retirement plan. We believe retirement plans are an important element of a competitive compensation program. These plans compute retirement benefits based only on current cash compensation (salary and annual bonus) and therefore do not include long-term incentives that can result in substantial increases in pension value. We also offer a broad-based 401(k) plan to which we make contributions in cash. A description of our pension plan can be found following the table titled “Pension Benefits at 2020 Fiscal Year-End” in “Compensation and Related Tables” below.

Perquisites

To avoid an entitlement mentality, the perquisites we provide are minimal, ranging from $800 to $6,000 in 2020 for our current NEOs. The 2020 perquisites included club dues and expenses, an executive physical examination, a parking space at our headquarters and spousal travel in connection with a pre-COVID-19 Board meeting and conference.

OTHER ASPECTS OF OUR EXECUTIVE COMPENSATION PROGRAM

No Employment Agreements

Our CEO and other NEOs do not have employment agreements other than those discussed below that become effective upon a change in control.

MGIC Investment Corporation – 2021 Proxy Statement │ 49

Other Aspects — COMPENSATION DISCUSSION & ANALYSIS
Stock Ownership by Named Executive Officers

Stock Ownership Guidelines. We have stock ownership guidelines for our executive officers to encourage them to maintain an ownership interest in the Company and to mitigate potential risks from incentive arrangements. Stock considered owned consists of shares owned outright by the executive (including shares in the executive's account in our profit-sharing and savings plan), and unvested RSUs projected to vest within one year.

The stock ownership guidelines require ownership of stock valued at six times base salary for our CEO and stock valued at three times base salary for the other NEOs. Until the guideline is met, an NEO must not dispose of the portion of shares received upon vesting of equity awards equal to the lower of 25% of the shares that vested and 50% of the shares that were received by the NEO after taking account of shares withheld to cover taxes.

The table below shows the value of shares required to be owned by the guidelines, the value of shares considered owned as of December 31, 2020 for purposes of the guidelines, and the multiple of base salary represented by that ownership for our current CEO and all other current NEOs.

	Guideline (value of shares)	Actual Ownership (value at 12/31/20)	Actual Ownership as a Multiple of Base Salary
CEO	$4,800,000	$5,428,676	6.8
Total Other Current NEOs	$5,557,800	$7,306,007	3.9

Equity Holding Post-Vesting Requirement. A portion of equity awards granted to our NEOs and other executive officers must not be sold for one year after vesting. The number of shares that must not be sold is the lower of 25% of the shares that vested and 50% of the shares that were received by the officer after taking account of shares withheld to cover taxes. The holding period may end before one year if the officer is no longer required to report their equity transactions to the SEC. The holding period does not apply to involuntary transactions, such as would occur in a merger, and for certain other dispositions.

Excluding shares withheld from equity awards for income tax withholding, and a rebalancing of shares held through one of our NEO's Profit Sharing and Savings Plan accounts, none of our NEOs has sold our stock while serving as an NEO.

Hedging, Pledging and 10b5-1 Plan Prohibitions

Our hedging policy applies to our directors, NEOs, all other officers and certain other employees (generally, those who have regular access to material nonpublic information about the Company that gets incorporated into the Company’s periodic releases and reports), as well as their family members and entities that they control or influence. Under our hedging policy, the covered individuals/entities may not enter into hedging transactions designed to hedge or offset a decrease in the value of "Company Securities" or of vested or unvested restricted stock units (whether cash- or stock-settled). The definition of "Company Securities" includes the Company's common stock, options to purchase common stock, units in the MGIC stock fund within the Company's Profit-Sharing and Savings Plan, and convertible debentures, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company's securities. The hedging policy includes the following non-exhaustive list of examples of prohibited hedging transactions: forward sale contracts, equity swaps and credit defaults swaps relating to Company Securities. Financial instruments that hedge general industry risk or whose underlying security is that of an unrelated company are specifically not prohibited.

Under our pledging policy, the same individuals/entities who are subject to our hedging policy may not hold Company Securities in a margin account or pledge Company Securities as collateral for a loan. Our insider trading policy prohibits the use by those individuals/entities of plans created pursuant to Rule 10b5-1 of the Securities Exchange Act

50 │ MGIC Investment Corporation – 2021 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS — Other Aspects
which, for example, may otherwise have allowed such persons to sell our stock while in possession of material undisclosed information about us.

“Clawback” Policy

Under our “clawback” policy, the Company will seek to recover from any NEO or other executive officer, to the extent the Committee deems appropriate, amounts associated with cash incentive compensation that was earned and equity awards that vested based on achievement of a performance goal if a subsequent financial restatement shows that such compensation should not have been paid.

Change in Control Provisions

Each of our NEOs is a party to a Key Executive Employment and Severance Agreement with us (a KEESA), as described in the section titled “Potential Payments Upon Termination or Change-in-Control – Change in Control Agreements” below. No executive officer has an employment or severance agreement, other than a KEESA. The period for which our KEESAs provide employment protection ends on the third anniversary of the date of a change in control. Our KEESAs provide for a cash payment in two lump sums (or one lump sum if neither the Company nor any affiliate’s stock is publicly traded) only after both a change in control and a specified employment termination (a “double trigger”). Our KEESAs also provide for "double trigger" vesting of equity awards: there must be a change in control and an employment termination.

The agreements for our outstanding equity awards provide that the equity will not vest upon a change in control if the Committee reasonably determines in good faith prior to the occurrence of the change in control that the awards will be assumed or replaced by the employee’s employer immediately following the change in control with an alternative award meeting specified requirements.

Our KEESAs do not contain a gross-up by the Company for any excise tax payments resulting from payments upon a change in control. For participants with KEESAs effective on or after October 23, 2014, and/or who have reached age 62, payments under the KEESAs, or under any other agreement with or plan of the Company, are capped by reducing such payments to an amount that will not trigger payment of federal excise taxes on such payment. For participants with KEESAs effective before October 23, 2014, and who are younger than age 62, payments under the KEESAs, or under any other agreement with or plan of the Company, are similarly reduced only if the resulting after-tax value to the participant of the total payments upon a change in control is greater than the after-tax value to the participant if the cash payments were not so reduced with the participant responsible for the excise taxes.

For additional information about our KEESAs, see “Compensation and Related Tables – Potential Payments Upon Termination or Change-in-Control – Change in Control Agreements” below.

Tax Deductibility Limit

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid during a year to certain "covered employees," generally including our NEOs. We expect the portion of 2020 compensation exceeding $1 million for income tax purposes that we provide to our "covered employees" will not be deductible. The Committee considered the impact of this Internal Revenue Code rule in developing, implementing and administering our compensation program for 2020.

The Committee will continue to consider the deductibility of compensation; however, the primary goals of the executive compensation program are to attract and retain high-quality executives and to align compensation with long-term shareholder interests.

MGIC Investment Corporation – 2021 Proxy Statement │ 51

Other Aspects — COMPENSATION DISCUSSION & ANALYSIS
In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and the change in control provisions of Section 280G of the Internal Revenue Code.

Process for Approving Compensation Components

The Committee's practice for many years had been to make equity awards and approve new salaries and bonuses at its meeting in late January. For 2021, however, the Committee approved the bonus plan, equity awards and base salary increases at a meeting which was held in early March 2021 to approve 2021 compensation plan design changes and so that equity awards could be made after the Company released its 2020 earnings. The Committee also may approve changes in compensation at other times throughout the year.

The Committee has not adjusted executive officers' future compensation based upon amounts realized or forfeited pursuant to previous equity awards.

COMPENSATION COMMITTEE REPORT

Among its other duties, the Committee assists the oversight by the Board of Directors of MGIC Investment Corporation’s executive compensation program, including approving corporate goals relating to compensation for the CEO and senior officers, evaluating the performance of the CEO and determining the CEO’s annual compensation and approving compensation for MGIC Investment Corporation’s other senior executives.

The Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in MGIC Investment Corporation’s Proxy Statement for its 2021 Annual Meeting of Shareholders.

Members of the Management Development, Nominating and Governance Committee:
Michael E. Lehman, Chair
Timothy A. Holt
Jodeen A. Kozlak
Melissa B. Lora

52 │ MGIC Investment Corporation – 2021 Proxy Statement

COMPENSATION AND RELATED TABLES

Summary Compensation Table

The following provides certain information about the compensation of our NEOs in 2018 through 2020. Other tables that follow provide more detail about the specific types of compensation.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Timothy Mattke(5)	2020	824,039	2,686,975	1,442,400	538,355	25,400	5,517,169
Chief Executive	2019	645,873	2,144,934	1,474,000	504,486	24,950	4,794,243
Officer	2018	542,119	1,435,801	1,106,000	54,457	15,100	3,153,477
Salvatore Miosi(5)	2020	658,616	1,688,956	1,056,400	529,650	25,400	3,959,022
President and	2019	495,593	1,947,384	1,082,500	507,286	24,950	4,057,713
Chief Operating Officer	2018	398,550	1,435,801	813,000	84,115	15,100	2,746,566
Nathaniel Colson(5), (6)	2020	343,269	921,249	473,300	21,875	23,853	1,783,546
EVP and Chief	2019	206,180	374,593	223,100	14,822	8,808	827,503
Financial Officer
James Hughes(7)	2020	451,500	921,249	592,600	516,999	25,400	2,507,748
EVP – Sales &	2019	421,500	1,651,059	825,200	558,689	24,950	3,481,398
Bus. Development	2018	408,769	1,435,801	834,000	126,953	15,100	2,820,623
Paula Maggio(6)	2020	438,108	921,249	575,000	43,129	25,400	2,002,886
EVP and	2019	409,062	1,157,184	640,600	39,438	24,950	2,271,234
General Counsel

(1)    Our equity awards are granted under programs described in "Components of our Executive Compensation Program — Long-Term Equity Awards” in our CD&A. The amounts shown in this column represent the grant date fair value of the restricted equity awards granted to NEOs in the years shown, computed in accordance with FASB ASC Topic 718. The fair value of restricted equity awards is based on the closing price of our common stock on the NYSE on the date of grant. In 2020, the fair value was $13.67; in 2019, it was $12.37 (on a weighted average basis) for our CEO; and ranged from $11.76 to $12.72 (on a weighted average basis) for our other NEOs; and in 2018, it was $15.81. In accordance with the rules of the SEC, all of the figures in this column represent the grant date fair value based on the probable outcome of the applicable performance conditions as of the grant date. If the full value of the applicable awards for 2020, 2019 and 2018 were shown, assuming the highest levels of the applicable performance conditions were achieved, rather than an amount based upon the probable outcome of the applicable performance conditions, then the amounts shown would have been:

Name	2020	2019	2018
Timothy Mattke	$4,306,050	$2,398,950	$1,669,536
Salvatore Miosi	2,706,660	2,201,400	1,669,536
Nathaniel Colson	1,476,360	388,056	See Note (6)
James Hughes	1,476,360	1,905,075	1,669,536
Paula Maggio	1,476,360	1,411,200	See Note (6)

(2)    Our 2020 bonus program is described in "Components of our Executive Compensation Program — Annual Bonus” in our CD&A. The percentage of the maximum bonuses paid was calculated based on a formula that compares actual performance to threshold, target and maximum performance achievement levels for two different financial performance goals (each with specific weights and in total weighted 75%) and a subjective assessment of performance against three different business objectives. Our 2020 bonus
MGIC Investment Corporation – 2021 Proxy Statement │ 53

Summary Compensation Table — COMPENSATION AND RELATED TABLES
program was structurally similar to the 2018 and 2019 bonus programs. All goals for the 2018-2020 bonus programs were considered and approved by the Management Development, Nominating and Governance Committee.

(3)    The Company does not maintain a non-qualified deferred compensation plan for its employees. The amounts shown in this column reflect, if positive, the sum of (a) the aggregate change in present value of accumulated pension benefits during the year pursuant to our Pension Plan and our Supplemental Executive Retirement Plan (SERP) when retirement benefits are also provided under the SERP, and (b) distributions the named executive officer received from our SERP during the year.

The aggregate change in present value of accumulated pension benefits represents:

(a)For other than Mr. Colson and Ms. Maggio, the difference between (a) the present value of the annual pension payments that the named executive officer would be entitled to receive beginning at age 62 and continuing for his life expectancy determined at the end of the year shown and by assuming that the officer’s employment with us ended on the last day of the year shown, and (b) the same calculation done as if the officer’s employment had ended one year earlier.

(b)For Mr. Colson and Ms. Maggio, the difference between (a) the present value as of December 31, 2020 of the accumulated benefit under the "Cash Component" (described following the table titled “Pension Benefits at 2020 Fiscal Year-End") of our Pension Plan, and (b) the same calculation as of the prior year-end.

(c)For all years shown, the change in the present value of accumulated pension benefits between years represents the net result of (a) the officer being one year closer to the receipt of the pension payments, which generally means the present value is higher, and the annual pension payment (for Mr. Colson and Ms. Maggio, their accumulated benefit) is higher due to the additional benefit earned because of one more year of employment; (b) a change in actuarial assumptions used to calculate the benefit, primarily changes in the discount rate used to calculate the present value at the end of each of those years; (c) a decrease for the effect of distributions that the NEOs received from our SERP; (d) an increase for in-service distributions received from our SERP to pay the NEO's portion of social security taxes and related income tax from such distributions. For each NEO, the change for 2020, 2019 and 2018 consists of:

	2020		2019		2018
Name	Change in Actuarial Assumptions	Change Due to Other Factors	Change in Actuarial Assumptions	Change Due to Other Factors	Change in Actuarial Assumptions	Change Due to Other Factors
Timothy Mattke	$307,386	$230,969	$336,693	$167,793	$(219,652)	$274,109
Salvatore Miosi	258,515	271,135	297,162	210,124	(208,703)	292,818
Nathaniel Colson	(13)	21,888	6,503	8,319	See Note (6)	See Note (6)
James Hughes	273,634	243,365	318,594	240,095	(237,244)	364,197
Paula Maggio	74	43,055	4,607	34,831	See Note (6)	See Note (6)

See Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ending December 31, 2020 for additional information regarding the assumptions made in arriving at these amounts.

See information following the table titled “Pension Benefits at 2020 Fiscal Year-End” below for a summary of our Pension Plan and our SERP.

(4)    Amounts in this column for 2020 consist of matching 401(k) contributions and discretionary retirement plan contributions.

(5)    In July 2019, Mr. Mattke, our former Executive Vice President and Chief Financial Officer, was promoted to Chief Executive Officer; Mr. Miosi, our former Executive Vice President – Business Strategies & Operations, was promoted to President and Chief Operating Officer; and Mr. Colson, our former Vice President – Finance, was promoted to Executive Vice President and Chief Financial Officer.

(6)    No compensation data is provided for the years prior to Mr. Colson or Ms. Maggio becoming an NEO.

(7)    Mr. Hughes holds this position with Mortgage Guaranty Insurance Corporation, a wholly owned subsidiary of the Company, and not with the Company.

54 │ MGIC Investment Corporation – 2021 Proxy Statement

COMPENSATION AND RELATED TABLES — Grants of Plan-Based Awards
2020 Grants of Plan-Based Awards

The following table shows the grants of plan-based awards to our NEOs in 2020.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Type of Award	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Timothy Mattke	1/27/2020	Annual Bonus Incentive(1)	1,200,000	2,400,000
	1/27/2020	RSUs-Cliff Perf. Vest(4)			196,560	315,000	2,686,975
Salvatore Miosi	1/27/2020	Annual Bonus Incentive(1)	878,900	1,757,800
	1/27/2020	RSUs-Cliff Perf. Vest(4)			123,552	198,000	1,688,956
Nathaniel Colson	1/27/2020	Annual Bonus Incentive(1)	393,750	787,500
	1/27/2020	RSUs-Cliff Perf. Vest(4)			67,392	108,000	921,249
James Hughes	1/27/2020	Annual Bonus Incentive(1)	492,975	985,950
	1/27/2020	RSUs-Cliff Perf. Vest(4)			67,392	108,000	921,249
Paula Maggio	1/27/2020	Annual Bonus Incentive(1)	478,350	956,700
	1/27/2020	RSUs-Cliff Perf. Vest(4)			67,392	108,000	921,249

(1)    Our Non-Equity Incentive Plan Awards are described in "Components of our Executive Compensation Program — Annual Bonus” in our CD&A. This table does not include a "threshold" column because under our 2020 Non-Equity Incentive Awards, a zero payout was possible if threshold performance targets were not achieved.

(2)    Our Equity Incentive Plan Awards are described in “Components of our Executive Compensation Program - 2020 Long-Term Equity Awards” in our CD&A. This table does not include a "threshold" column because under our 2020 Long-Term Equity Awards, a zero payout is possible for performance vested awards if no adjusted book value per share growth is achieved.

(3)    All of the figures in this column represent the grant date fair value of stock unit awards based on the probable outcome of the applicable performance conditions as of the grant date. The grant date fair value is based on the NYSE closing price on the day the award was granted.

(4)    These are the Cliff BV Awards described in “Components of our Executive Compensation Program - 2020 Long-Term Equity Awards” in our CD&A.

MGIC Investment Corporation – 2021 Proxy Statement │ 55

Outstanding Equity Awards — COMPENSATION AND RELATED TABLES
Outstanding Equity Awards at 2020 Fiscal Year-End

The following table shows our NEOs’ equity awards outstanding on December 31, 2020.

			Equity Incentive Plan Awards
Name	Number of Shares or Units That Have Not Vested(1) (#)	Market Value of Shares or Units That Have Not Vested(2) ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Timothy Mattke	75,000	941,250	346,118	4,343,781
Salvatore Miosi	60,000	753,000	292,415	3,669,808
Nathaniel Colson	23,495	294,862	52,650	660,758
James Hughes	37,500	470,625	251,105	3,151,368
Paula Maggio	6,668	83,683	146,772	1,841,989

(1)    Consists of:

(a)    Cliff Time Vested RSUs awarded in July 2019 to Messrs. Mattke (75,000), Miosi (60,000), Colson (20,000) and Hughes (37,500) in connection with our CEO succession and management realignment. Those RSUs vest in July 2022, subject to continued employment with the Company, and are not subject to performance targets.

(b)    Time Vested RSUs awarded in July 2018 to Ms. Maggio (6,668), upon her joining the Company and prior to her becoming an NEO. Those awards vest in July in each of the first three years following the year of grant subject to her continued employment with the Company and are not subject to performance targets.

(c)    Time Vested RSUs awarded to Mr. Colson in January 2018 (668) and in January 2019 (2,827), prior to his becoming an NEO. Those awards vest in January in each of the first three years following the year of grant subject to his continued employment with the Company, and are not subject to performance targets.

(2)    Based on the closing price of the Common Stock on the NYSE at 2020 year-end, which was $12.55.

(3)    The number of units that are included in this column is a representative number of units that would vest based on performance for the last completed year (2020), or if the payout is based on performance to occur over more than one year, the last completed fiscal years over which performance is measured. Consists of:

(a)Cliff Performance Vested RSUs awarded January 27, 2020 to Messrs. Mattke (144,585), Miosi (90,882), Colson (49,572) and Hughes (49,572), and Ms. Maggio (49,572) that will cliff vest in February 2023 based on achievement of a three-year cumulative goal for growth in adjusted book value per share and are reflected in the 2020 Grants of Plan Based Awards Table. For more information, see "Components of our Executive Compensation Program - 2020 Long Term Equity Awards" in our CD&A.

(b)Cliff Performance Vested RSUs awarded January 21, 2019 to Messrs. Mattke (97,200), Miosi (97,200) and Hughes (97,200) and Ms. Maggio (97,200) that will cliff vest in February 2022 based on achievement of a three-year cumulative goal for growth in adjusted book value per share. For more information, see “Components of our Executive Compensation Program - 2019 and 2018 Long Term Equity Awards” in our CD&A.

(c)Cliff Performance Vested RSUs awarded January 22, 2018 to Messrs. Mattke (104,333), Miosi (104,333) and Hughes (104,333) that cliff vested in February 2021 based on achievement of a three-year cumulative goal for growth in adjusted book value per share. For more information, see "Components of our Executive Compensation Program - 2019 and 2018 Long Term Equity Awards" in our CD&A.

(d)    Performance Vested RSUs awarded on January 21, 2019 to Mr. Colson (3,078) that vest over a three-year period, based on achievement of a three-year cumulative goal for growth in adjusted book value per share. For more information, see “Components of our Executive Compensation Program - 2019 and 2018 Long-Term Equity Awards” in our CD&A.

56 │ MGIC Investment Corporation – 2021 Proxy Statement

COMPENSATION AND RELATED TABLES — Stock Vested

2020 Stock Vested

The following table shows the vesting of grants of plan based stock awards to our NEOs in 2020. There were no options outstanding or exercised in 2020.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Timothy Mattke	105,600	1,377,024
Salvatore Miosi	105,600	1,377,024
Nathaniel Colson	4,820	63,836
James Hughes	105,600	1,377,024
Paula Maggio	6,666	51,995

(1)    Value realized is the market value at the close of business on the vesting date.

MGIC Investment Corporation – 2021 Proxy Statement │ 57

Pension Benefits — COMPENSATION AND RELATED TABLES
Pension Benefits at 2020 Fiscal Year-End

The following table shows the present value of accrued pension plan benefits for our NEOs as of December 31, 2020.

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year(3) ($)
Timothy Mattke	Qualified Pension Plan	14.6	1,814,758	—
	Supplemental Executive Retirement Plan	14.6	267,744	6,679
Salvatore Miosi	Qualified Pension Plan	32.7	2,352,568	—
	Supplemental Executive Retirement Plan	32.7	189,813	—
Nathaniel Colson	Qualified Pension Plan	6.4	46,039	—
	Supplemental Executive Retirement Plan	6.4	10,528	—
James Hughes	Qualified Pension Plan	33.3	3,103,713	—
	Supplemental Executive Retirement Plan	33.3	152,546	—
Paula Maggio	Qualified Pension Plan	2.5	61,550	—
	Supplemental Executive Retirement Plan	2.5	30,759	—

(1)    See below for a summary of these plans.

(2)    The amount shown in this column, for other than Mr. Colson and Ms. Maggio, is the present value of the pension payments that the named executive officer would be entitled to receive beginning at age 62 (which is the earliest age that unreduced benefits under the Qualified Pension Plan and SERP may be received), or current age if older than 62, and continuing for his or her life expectancy determined at the end of 2020, and by assuming that the officer’s employment with us ended on the last day of that year. It represents the present value of annual payments under the Prior Plan Component and the present value of the accumulated benefit under the Cash Balance Component (both described below) of our Pension Plan. See Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ending December 31, 2020 for the discount rate used to calculate the present value of benefits under these plans. The amount shown in this column for Mr. Colson and Ms. Maggio is the present value as of December 31, 2020 of the accumulated benefit under the Cash Balance Component, assuming retirement at age 65 (the earliest age at which unreduced benefits may be received under the Cash Component of the Pension Plan).

(3)    For Mr. Mattke, the amount shown in this column represents distribution amounts received from the SERP during the fiscal year ended December 31, 2020, to pay the employee portion of the Social Security tax attributable to benefits earned under the plan during fiscal year 2020, as well as amounts distributed to cover the income tax thereon.

The Pension Plan has been redesigned, effective January 1, 2014. As described below, under the redesigned Pension Plan and SERP, employees hired after December 31, 2013 accrue retirement benefits under a cash balance formula (the Cash Balance Component). Employees hired prior to January 1, 2014 continued to accrue benefits under the legacy Pension Plan design through December 31, 2018 (the Prior Plan Component). Effective January 1, 2019, all participants accrued benefits under the Cash Balance Component.

Named Executive Officers Hired Prior to January 1, 2014

Through 2018, the NEOs (other than Mr. Colson, who was hired in 2014, and Ms. Maggio, who was hired in 2018) accrued benefits under the Prior Plan Component. Under the Pension Plan and SERP taken together within the Prior Plan Component, those executive officers each earned an annual pension credit for each year of employment equal to 2% of the officer’s eligible compensation for that year. Eligible compensation is limited to salaries, wages, cash bonuses (which for this purpose also includes payments listed in the Non-Equity Incentive Compensation Plan column in the Summary Compensation Table), and the portion of cash bonuses deferred and converted to restricted equity bonuses (applicable for bonuses for 1999 through 2006 performance). At retirement, the annual pension credits are added together to determine the employee’s accrued pension benefit. However, the annual pension credits for service prior to 1998 for each employee with at least five years of vested service on January 1, 1998 will generally be equal to 2% of the employee’s average eligible compensation for the five years ended December 31, 1997. Retirement benefits vest on the basis of a graduated schedule over a seven-year period of service. Full pension benefits are payable in monthly installments or a lump-sum upon retirement at or after age 65 with at least five years of service

58 │ MGIC Investment Corporation – 2021 Proxy Statement

COMPENSATION AND RELATED TABLES — Pension Benefits
(age 62 if the employee has completed at least seven years of service). Any supplemental executive retirement benefits are payable in a lump sum six months after service with the company ends. In addition, reduced benefits are payable beginning at any age following termination.

If the employment of our NEOs (other than Mr. Colson and Ms. Maggio) terminated effective December 31, 2020, the annual amounts payable to them at age 62 under the Pension Plan would be: Mr. Mattke – $170,794; Mr. Miosi – $171,127; and Mr. Hughes – $201,238; and the lump-sum payments under the SERP would be: Mr. Mattke – $427,738; Mr. Miosi – $232,643; and Mr. Hughes – $166,607. As of December 31, 2020, Messrs. Mattke, Miosi and Hughes were each eligible to receive reduced benefits under these plans upon termination of employment. If their employment had been terminated effective December 31, 2020, and each one elected to begin receiving payments immediately, the annual amounts payable under the Pension Plan would have been: Mr. Mattke – $33,440; Mr. Miosi – $69,418; and Mr. Hughes – $162,497; and the lump-sum payments under the SERP would have been: Mr. Mattke – $391,425; Mr. Miosi – $193,313; and Mr. Hughes – $153,759. The discount rate and post-retirement mortality assumptions used to calculate the lump-sum payments differ from the factors used in our financial statements.

Named Executive Officers Hired on or after January 2, 2014

For Mr. Colson and Ms. Maggio, the accumulated benefit in the Cash Balance Component of the Pension Plan is based on an annual credit of 4% of his or her plan eligible compensation (described above) and an annual interest credit based on the yield of the 30-year Treasury securities. Similar to the Prior Plan Component of the Pension Plan, benefits in excess of the qualified plan are eligible for accrual in the SERP. Benefits in the Cash Balance Component fully vest upon the earlier of three years of service or attainment of normal retirement age, therefore, if the employment of Ms. Maggio terminated effective December 31, 2020, no benefit would be payable to her. The discount rate and post-retirement mortality assumptions used to calculate the lump-sum payments differ from the factors used in our financial statements.

MGIC Investment Corporation – 2021 Proxy Statement │ 59

Payments Upon Termination or Change in Control — COMPENSATION AND RELATED TABLES
Potential Payments Upon Termination or Change in Control

The following table summarizes the estimated value of payments to each of the NEOs assuming the triggering event or events indicated occurred on December 31, 2020.

Name	Termination Scenario	Total ($)	Cash Payment(1) ($)	Value of Restricted Equity and Stock Options that will Vest on an Accelerated Basis(2) ($)	Value of Restricted Equity and Stock Options Eligible for Continued Vesting(2) ($)	Value of Other Benefits(3) ($)
Timothy Mattke	Change in control with qualifying termination	13,166,652	5,263,254	7,725,780	—	177,618
	Change in control without qualifying termination	—	—	—	—	—
	Death	7,725,780	—	7,725,780	—	—
Salvatore Miosi	Change in control with qualifying termination	4,169,072	—	4,169,072	—	—
	Change in control without qualifying termination	—	—	—	—	—
	Death	6,069,180	—	6,069,180	—	—
Nathaniel Colson	Change in control with qualifying termination	690,363	—	690,363	—	—
	Change in control without qualifying termination	—	—	—	—	—
	Death	1,704,064	—	1,704,064	—	—
James Hughes	Change in control with qualifying termination	3,916,993	—	3,916,993	—	—
	Change in control without qualifying termination	—	—	—	—	—
	Death	4,657,305	—	4,657,305	—	—
Paula Maggio	Change in control with qualifying termination	2,558,719	—	2,558,719	—	—
	Change in control without qualifying termination	—	—	—	—	—
	Death	2,945,083	—	2,945,083	—	—

(1)    As described further in “Change in Control Agreements and Severance Pay” below, each of our current NEOs is a party to a KEESA that may provide for payments after a change in control. A qualifying termination is a termination within three years after the change in control by the Company other than for cause, death or disability or by the executive for good reason. Amounts are payable in one or two lump sums, depending on limits on amounts that may be paid within six months under applicable tax rules and regulations. The first lump sum is payable within 10 business days after the termination date and the second lump sum, if required by applicable tax rules and regulations, is payable six months thereafter.

For KEESA participants who have reached age 62 or whose KEESAs are dated after October 22, 2014, payments under the KEESAs were capped by reducing such payments to an amount that will not trigger payment of federal excise taxes on such payment (the Cut-Back Provision). For KEESA participants who are younger than age 62 and whose KEESAs are dated on or before October 22, 2014, payments under the KEESAs are similarly reduced only if the resulting after-tax value to the participant of the total payments upon a change in control was greater than the after-tax value to the participant if the cash payments were not so reduced with the participant responsible for the excise taxes. Cash payments were reduced under the Cut-Back Provision as follows: Mr. Miosi – $3,981,904; Mr. Colson – $1,927,010; Mr. Hughes – $2,594,242; and Ms. Maggio – $2,339,843.

60 │ MGIC Investment Corporation – 2021 Proxy Statement

COMPENSATION AND RELATED TABLES — Payments Upon Termination or Change in Control

(2)    The value attributed to restricted equity that accelerates or is eligible for continued vesting is calculated using the closing price on the NYSE on December 31, 2020 (which is a higher valuation than that specified by IRS regulations for tax purposes). The value of equity that would vest on an accelerated basis was reduced under the Cut-Back Provision as follows: Mr. Miosi – $1,900,108; Mr. Colson – $1,013,701; Mr. Hughes – $740,312; and Ms. Maggio – $386,364.

(3)    In connection with a change in control, other benefits include three years of health and welfare benefits, outplacement costs, and an allowance for tax, legal and accounting fees. Other benefits were reduced under the Cut-Back Provision as follows: Mr. Miosi – $161,538; Mr. Colson – $111,807; Mr. Hughes – $141,438; and Ms. Maggio – $124,730.

For an estimate of the value of pension benefits for an NEO upon retirement, please see the Pension Benefits Table.

Change in Control Agreements and Severance Pay

Key Executive Employment and Severance Agreement: Each of our currently-serving NEOs is a party to a KEESA. If a change in control occurs and the executive’s employment is terminated within three years after the change in control (this period is referred to as the employment period), other than for cause, death or disability, or if the executive terminates his or her employment for good reason, the executive is entitled to receive a termination payment of twice the sum of his or her annual base salary, his or her maximum bonus award and an amount for pension accruals and profit sharing and matching contributions to our tax‑qualified defined contribution plan, subject to reduction as described below. This termination payment is payable in one or two lump sums, depending on limits on amounts that may be paid within six months under applicable tax rules and regulations. The first lump sum is payable within 10 business days after the termination date and the second lump sum, if required by applicable tax rules and regulations, is payable six months thereafter.

If the employment termination occurs during the employment period but more than three months after the change in control, the termination payment is reduced by an amount corresponding to the portion of the employment period that has elapsed since the date of the change in control. The KEESAs require that, for a period of twelve months after a termination for which a payment is required, the executive not compete with us unless approved in advance in writing by our Board of Directors. The KEESAs also impose confidentiality obligations on our executives.

Under the KEESAs, a change in control generally would occur upon the acquisition by certain unrelated persons of 50% or more of our Common Stock; an exogenous change in the majority of our Board of Directors; certain mergers, consolidations or share exchanges or related share issuances; or our sale or disposition of all or substantially all of our assets. We would have “cause” to terminate an executive under a KEESA if the executive were intentionally to engage in certain bad faith conduct causing demonstrable and serious financial injury to us; to be convicted of certain felonies; or to willfully, unreasonably and continuously refuse to perform his or her existing duties or responsibilities. An executive would have “good reason” under his or her KEESA if we were to breach the terms of the KEESA or make certain changes to the executive’s position or working conditions.

While the executive is employed during the employment period, the executive is entitled to a base salary no less than the base salary in effect prior to the change in control and to a bonus opportunity of no less than 75% of the maximum bonus opportunity in effect prior to the change in control. The executive is also entitled to participate in medical and other specified benefit plans. Such benefits include life insurance benefits made available to salaried employees generally and other benefits provided to executives of comparable rank, including stock awards, supplemental retirement benefits and periodic physicals. The value of these benefits cannot be less than 75% of the value of comparable benefits prior to the change in control, except that if the new parent company does not provide stock‑based compensation to executives of its U.S. companies of comparable rank, this type of benefit need not be provided and the 75% minimum for other benefits is raised to 100%. If the executive experiences a qualified termination, he is entitled to continued life and health insurance for the remainder of the employment period or, if earlier, the time he obtains similar coverage from a new employer, outplacement services and up to a total of $10,000 to cover tax preparation, legal and accounting services relating to the KEESA termination payment.

MGIC Investment Corporation – 2021 Proxy Statement │ 61

Payments Upon Termination or Change in Control — COMPENSATION AND RELATED TABLES
Our KEESAs were modified in 2014 to remove the gross-up by the Company for excise tax payments resulting from payments upon a change in control. The form of KEESA is filed as an exhibit to our Form 10-K. The foregoing description is only a summary and is qualified by the actual terms of the KEESA.

Post-Termination Vesting of Certain Restricted Equity Awards: In general, our restricted equity awards outstanding as of December 31, 2019 are forfeited upon a termination of employment, other than as a result of the award recipient’s death (in which case the entire award vests) or disability (in which case the award continues to vest). In general, if employment termination occurs after age 62 for a recipient who has been employed by us for at least seven years, awards granted at least one year prior to the date of the employment termination will continue to vest if the recipient enters into a non-competition agreement with us. None of our current NEOs is 62 or older.

Our equity awards provide that the equity will not vest upon a change in control if the Committee reasonably determines in good faith prior to the occurrence of the change in control that the awards will be assumed or replaced by the employee’s employer immediately following the change in control with an alternative award meeting specified requirements. For purposes of the table above, we assume that the awards will be so assumed or replaced.

Severance Pay: Although we do not have a written severance policy for terminations of employment unrelated to a change in control, we have historically negotiated severance arrangements with officers whose employment we terminate without cause. The amount that we have paid has varied based upon the officer’s tenure and position.

62 │ MGIC Investment Corporation – 2021 Proxy Statement

COMPENSATION AND RELATED TABLES — CEO Pay Ratio

2020 CEO Pay Ratio

The following table provides the ratio of the median of the annual total compensation of all of our employees, except the CEO, to the annual total compensation of the CEO.

Median of the 2020 Annual Total Compensation of all of our Employees, except the CEO	2020 Annual Total Compensation of the CEO	Ratio of the Median of the 2020 Annual Total Compensation of all of our Employees, except the CEO, to the Annual 2020 Total Compensation of the CEO
$171,075	$5,545,133	1:32

The 2020 Annual Total Compensation of the median employee, and the 2020 Annual Total Compensation of the CEO, were calculated in accordance with the rules applicable to the Summary Compensation Table, adjusted to include the value of tax-exempt, non-discriminatory health benefits provided by us.

Our median 2020 employee was determined by considering, for each employee employed by us and our consolidated subsidiaries as of December 31, 2020, the sum of “pension eligible compensation” and the "change in pension value" during 2020. “Pension eligible compensation” includes base wages, commission, overtime pay and bonuses paid in 2020. The "pension eligible compensation" is derived from our payroll records. The "change in pension value" is calculated in the same manner as it is for the Summary Compensation Table and is provided by our pension consultant.

OTHER MATTERS

Related Person Transactions

Among other things, our Code of Business Conduct prohibits us from entering into transactions in which our “Senior Financial Officers,” executive officers, or their respective immediate family members have a material personal financial interest (either directly or through a company with which the officer has a relationship) unless all of the following conditions are satisfied:

•the terms of the contract or transaction are fair and equitable, at arm’s length and are not detrimental to our interests;

•the existence and nature of the interests of the officer are fully disclosed to and approved by the Audit Committee; and

•the interested officer has not participated on our behalf in the consideration, negotiation or approval of the contract or transaction.

The Code defines a material interest as one in which our officer is a director or officer of the counterparty to the transaction, or our officer or a member of our officer’s immediate family has a financial interest in such counterparty that has a value of at least 10% of the value of such counterparty. Our Audit Committee does not consider payments and benefits arising in the ordinary course of employment with us, or through services as a director, to be “transactions” subject to its approval.

In addition, the Code requires Audit Committee approval of all transactions with any director or a member of the director’s immediate family, other than transactions involving the provision of goods or services in the ordinary course
MGIC Investment Corporation – 2021 Proxy Statement │ 63

OTHER MATTERS
of business of both parties. The Code contemplates that our non-management directors will disclose all transactions between us and parties related to the director, even if they are in the ordinary course of business.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors to file reports of their beneficial ownership of our stock and changes in stock ownership with the SEC. Based in part on statements by the directors and executive officers, we believe that all Section 16(a) forms were timely filed by our directors and executive officers in 2020, except for the filing of the Form 4 required to be filed January 6, 2020 to report the reallocation of shares held in Mr. Hughes' profit sharing and savings plan account. The form was inadvertently filed one day late, on January 7, 2020. We timely made 107 other Section 16(a) filings on behalf of our executive officers and directors in 2020.

.

64 │ MGIC Investment Corporation – 2021 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the oversight by the Board of Directors of the integrity of MGIC Investment Corporation’s financial statements, the effectiveness of its system of internal controls, the qualifications, independence and performance of its independent accountants, the performance of its internal audit function, and its compliance with legal and regulatory requirements.

The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP (PwC), MGIC Investment Corporation’s independent registered public accounting firm, its audited financial statements for the year ended December 31, 2020. The Audit Committee discussed with PwC the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. The Audit Committee also received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding auditor-audit committee communications about independence and discussed with PwC their independence from MGIC Investment Corporation and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that MGIC Investment Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2020, which has been filed with the SEC. These are the same financial statements that appear in MGIC Investment Corporation’s Annual Report to Shareholders.

Members of the Audit Committee:
Gary A. Poliner, Chair
Analisa M. Allen
Daniel A. Arrigoni
Jay C. Hartzell
Michael E. Lehman
Melissa B. Lora
Sheryl L. Sculley

MGIC Investment Corporation – 2021 Proxy Statement │ 65

ITEM 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed the accounting firm of PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the year ending December 31, 2021. As a matter of good corporate governance, the Board is seeking shareholder ratification of the appointment even though ratification is not legally required. If shareholders do not ratify this appointment, the Audit Committee will take this into consideration in its future selection of an independent registered public accounting firm. A representative of PwC is expected to attend the Annual Meeting and will be given an opportunity to make a statement and respond to appropriate questions.

Audit and Other Fees

For the years ended December 31, 2020 and 2019, PwC's fees for services were as shown in the table below.

	2020	2019
Audit Fees	2,693,856	2,834,000
Audit-Related Fees	130,000	140,711
Tax Fees	55,000	35,552
All Other Fees	3,870	3,870
Total Fees	2,882,726	3,014,133

Audit Fees relate to PwC’s review of our quarterly financial statements, audit of our year-end financial statements and internal controls over financial reporting, and agreed upon procedures performed in connection with our excess of loss reinsurance transactions. Audit-Related Fees relate to the preparation of a SOC2 report (SOC is an abbreviation for Service Organization Controls). Tax Fees relate to a review of our tax returns, and for 2020, also relate to a tax study. All Other Fees relate to subscriptions for an online library of financial reporting and assurance literature.

The rules of the SEC regarding auditor independence provide that independence may be impaired if the auditor performs services without the pre-approval of the Audit Committee. The Committee’s policy regarding pre-approval of audit and allowable non-audit services to be provided by the independent auditor includes a list of services that are pre-approved as they become necessary and requires the Committee’s pre-approval of a schedule of other services expected to be performed during the ensuing year prior to the start of the annual audit engagement. If we desire the auditor to provide a service that is not in either category, the service may be presented for pre-approval by the Committee at its next meeting or may be pre-approved by the Chairperson (or another Committee member designated by the Committee). The Committee member approving the service will be given detail regarding the service equivalent to the detail that would be given to the Committee, and the Committee will be notified of the approved service at its next regularly scheduled meeting. We periodically provide the Committee with information about fees paid for services that have been approved and pre-approved. The Audit Committee pre-approved all of the services that PwC provided in 2020.

66 │ MGIC Investment Corporation – 2020 Proxy Statement

ITEM 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Shareholder Vote Required

The affirmative vote of a majority of the votes cast on this matter is required for the ratification of the appointment of PwC as our independent registered public accounting firm. Abstentions and broker non-votes, if any, will not be counted as votes cast.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM. PROXY CARDS AND VOTING INSTRUCTION FORMS WILL
BE VOTED FOR RATIFICATION UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS
ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

HOUSEHOLDING

The broker, bank or other nominee for any shareholder who holds shares in “street name” and is not a shareholder of record may deliver only one copy of this Proxy Statement and the Annual Report to Shareholders to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the Annual Report to Shareholders to a shareholder at a shared address to which a single copy of the document was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report to Shareholders, now or in the future, should submit a request to MGIC by telephone at (414) 347-6480 or by submitting a written request to Investor Relations, MGIC Investment Corporation, P.O. Box 488, MGIC Plaza, Milwaukee, WI 53201. Beneficial owners sharing an address who are receiving multiple copies of the Proxy Statement and Annual Report to Shareholders and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy be mailed to all shareholders at the shared address in the future.
MGIC Investment Corporation – 2021 Proxy Statement │ 67

GLOSSARY OF TERMS AND ACRONYMS

Term	Description
Benchmarking Peer Group / Benchmarking Peers	The peer group used by the Committee to benchmark executive compensation.
CD&A	Compensation Discussion & Analysis.
Committee	The Management Development, Nominating and Governance Committee of our Board.
Compensation Consultant	Frederic W. Cook & Co., the Committee’s independent compensation consultant.
ESG	Environmental, Social & Governance.
EVP	Executive Vice President.
GAAP	Generally Accepted Accounting Principles in the United States.
MGIC	Our wholly-owned subsidiary, Mortgage Guaranty Insurance Corporation.
Named Executive Officers	Our chief executive officer, our chief financial officer and our three other most highly compensated executive officers. The NEOs are the officers listed in the SCT. For 2018, the NEOs also included our former General Counsel.
NEOs	Named Executive Officers.
NIW	Direct new insurance written (before the effects of reinsurance).
NYSE	New York Stock Exchange.
ROE	Return on Equity. Unless otherwise indicated, ROE is calculated as Adjusted Net Operating Income divided by beginning of the year shareholders' equity, excluding accumulated other comprehensive income (loss).
RSUs	Restricted Stock Units.
SCT	Summary Compensation Table that appears on page 53.
TDC	Total direct compensation, which consists of base salary, bonus (or non-equity incentive compensation) and equity awards (valued at their grant date value reported in the SCT).

A - 1 │ MGIC Investment Corporation – 2021 Proxy Statement

APPENDIX B — RECONCILIATION OF NON-GAAP MEASURES
EXPLANATION AND RECONCILIATION OF OUR USE OF NON-GAAP FINANCIAL MEASURES

NON-GAAP FINANCIAL MEASURES
We believe that use of the Non-GAAP measures of adjusted pre-tax operating income (loss), adjusted net operating income (loss) and adjusted net operating income (loss) per diluted share facilitate the evaluation of the company's core financial performance thereby providing relevant information to investors. These measures are not recognized in accordance with GAAP and should not be viewed as alternatives to GAAP measures of performance.

Adjusted pre-tax operating income (loss) is defined as GAAP income (loss) before tax, excluding the effects of net realized investment gains (losses), gain (loss) on debt extinguishment, net impairment losses recognized in income (loss) and infrequent or unusual non-operating items, where applicable.

Adjusted net operating income (loss) is defined as GAAP net income (loss) excluding the after-tax effects of net realized investment gains (losses), gain (loss) on debt extinguishment, net impairment losses recognized in income (loss), and infrequent or unusual non-operating items, where applicable. The amounts of adjustments to components of pre-tax operating income (loss) are tax effected using our now federal statutory income tax rate of 21%.

Adjusted net operating income (loss) per diluted share is calculated in a manner consistent with the accounting standard regarding earnings per share, by dividing (i) adjusted net operating income (loss) after making adjustments for interest expense on convertible debt, whenever the impact is dilutive, by (ii) diluted weighted average common shares outstanding, which reflects share dilution from unvested restricted stock units and from convertible debt when dilutive under the "if-converted" method.

Although adjusted pre-tax operating income (loss) and adjusted net operating income (loss) exclude certain items that have occurred in the past and are expected to occur in the future, the excluded items represent items that are: (1) not viewed as part of the operating performance of our primary activities; or (2) impacted by both discretionary and other economic or regulatory factors and are not necessarily indicative of operating trends, or both. These adjustments, along with the reasons for their treatment, are described below. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these adjustments. Other companies may calculate these measures differently. Therefore, their measures may not be comparable to those used by us.

(1)Net realized investment gains (losses). The recognition of net realized investment gains or losses can vary significantly across periods as the timing of individual securities sales is highly discretionary and is influenced by such factors as market opportunities, our tax and capital profile, and overall market cycles.
(2)Gains and losses on debt extinguishment. Gains and losses on debt extinguishment result from discretionary activities that are undertaken to enhance our capital position, improve our debt profile, and/or reduce potential dilution from our outstanding convertible debt.
(3)Net impairment losses recognized in earnings. The recognition of net impairment losses on investments can vary significantly in both size and timing, depending on market credit cycles, individual issuer performance, and general economic conditions.
(4)Infrequent or unusual non-operating items. Items that are non-recurring in nature and are not part of our primary operating activities.

MGIC Investment Corporation – 2021 Proxy Statement │ B - 1

APPENDIX B — RECONCILIATION OF NON-GAAP MEASURES

Non-GAAP reconciliations

Reconciliation of Income before tax / Net income to Adjusted pre-tax operating income / Adjusted net operating income:

	Years Ended December 31,
	2020			2019			2018
(in thousands)	Pre-tax	Tax Effect	Net (after-tax)	Pre-tax	Tax Effect	Net (after-tax)	Pre-tax	Tax Effect	Net (after-tax)
Income before tax / Net income	$559,263	$113,170	$446,093	$847,977	$174,214	$673,763	844,150	174,053	670,097
Adjustments:
Additional income tax benefit (provision) related to IRS litigation	—	—	—	—	—	—	—	2,462	(2,462)
Net realized investment (gains) losses	(13,245)	(2,781)	(10,464)	(5,108)	(1,073)	(4,035)	1,353	284	1,069
Loss on debt extinguishment	26,736	5,615	21,121	—	—	—	—	—	—
Adjusted pre-tax operating income / Adjusted net operating income	$572,754	$116,004	$456,750	$842,869	$173,141	$669,728	$845,503	$176,799	$668,704

Reconciliation of Net income per diluted share to Adjusted net operating income per diluted share:

Weighted average diluted shares outstanding			359,293			373,924			386,078
Net income per diluted share			$1.29			$1.85			$1.78
Additional income tax benefit (provision) related to IRS litigation			—			—			(0.01)
Net realized investment (gains) losses			(0.03)			(0.01)			—
Loss on debt extinguishment			0.06			—			—
Adjusted net operating income per diluted share (1)			$1.32			$1.84			$1.78

(1)For the Year Ended December 31, 2018, the Reconciliation of Net income per diluted share to Adjusted net operating income per diluted share does not foot due to rounding of the adjustments.
B - 2 │ MGIC Investment Corporation – 2021 Proxy Statement

APPENDIX B — RECONCILIATION OF NON-GAAP MEASURES
Reconciliation of Book Value per Share to Adjusted Book Value (ABV) per Share

Following is the reconciliation of book value per share to ABV per share used in determining vesting of each of the 2020, 2019 and 2018 equity awards.

Reconciliation of Book Value per Share to Adjusted Book Value per Share for 2020 Equity Awards

(In thousands, except per share amounts)	2020	2019
Shareholders' Equity (Book Value)	$4,698,986	$4,309,234
Divided by Shares Outstanding	338,573	347,308
Book Value per Share	$13.88	$12.41

Adjusted Book Value for 2020 Equity Awards (from below)	$4,623,283	$4,236,527
Divided by Shares Outstanding (from below)	348,185	347,308
Adjusted Book Value per Share for 2020 Equity Awards	$13.28	$12.20

Shareholders' Equity (Book Value)	$4,698,986	$4,309,234
Common Stock Repurchases	119,997	—
Accumulated Other Comprehensive (Income) Loss	(216,821)	(72,707)
Loss on Debt Extinguishment	21,121	—
Adjusted Book Value for 2020 Equity Awards	$4,623,283	$4,236,527

Shares Outstanding	338,573	347,308
Common Stock Repurchases	9,612	—
Adjusted Shares Outstanding	348,185	347,308

The grant documents and the Omnibus Incentive Plan for the 2020 equity awards provide for certain specific eliminations in arriving at adjusted book value per share, as follows:

•Accumulated Other Comprehensive Income (Loss)
•Certain Litigation Settlements / Judgments
•Repurchases of Common Stock
•Repurchases of Convertible Debt
•Adjustments for Changes in Tax Laws
•Adjustments for Changes in Accounting Principle

In addition, the Omnibus Incentive Plan allows the Committee to revise the performance goals if significant events occur during a performance period that the Committee expects will have a substantial effect on the performance goals.

In the second half of 2019, the Company began to pay quarterly dividends to shareholders, after ceasing such dividends for more than ten years. When the 2019 and 2018 Cliff BV Awards were approved in January 2019 and January 2018, respectively, neither the Company’s forecast nor the adjusted book value per share growth goal assumed any dividends would be paid to shareholders. The Committee determined that resumption of dividends to shareholders would have substantial effect on the performance goal for the 2019 and 2018 Cliff BV Awards and that they should be eliminated in arriving at adjusted book value per share for purposes of determining the vesting percentage.

MGIC Investment Corporation – 2021 Proxy Statement │ B - 3

APPENDIX B — RECONCILIATION OF NON-GAAP MEASURES

Reconciliation of Book Value per Share to Adjusted Book Value per Share for 2019 Equity Awards

(In thousands, except per share amounts)	2020	2019	2018
Shareholders' Equity (Book Value)	$4,698,986	$4,309,234	$3,581,891
Divided by Shares Outstanding	338,573	347,308	355,371
Book Value per Share	$13.88	$12.41	$10.08

Adjusted Book Value for 2019 Equity Awards (from below)	$4,881,009	$4,411,605	$3,706,105
Divided by Shares Outstanding (from below)	356,869	355,992	355,371
Adjusted Book Value per Share for 2019 Equity Awards	$13.68	$12.39	$10.43

Shareholders' Equity (Book Value)	$4,698,986	$4,309,234	$3,581,891
Common Stock Repurchases	234,123	114,126	—
Loss on Debt Extinguishment	21,121	—	—
Litigation Accruals	18,565	18,565	—
Accumulated Other Comprehensive (Income) Loss	(216,821)	(72,707)	124,214
Initiation of Dividends	125,035	42,387	—
Adjusted Book Value for 2019 Equity Awards	$4,881,009	$4,411,605	$3,706,105

Shares Outstanding	338,573	347,308	355,371
Common Stock Repurchases	18,296	8,684	—
Adjusted Shares Outstanding	356,869	355,992	355,371

Reconciliation of Book Value per Share to Adjusted Book Value per Share for 2018 Equity Awards

(In thousands, except per share amounts)	2020	2019	2018	2017
Shareholders' Equity (Book Value)	$4,698,986	$4,309,234	$3,581,891	$3,154,526
Divided by Shares Outstanding	338,573	347,308	355,371	370,567
Book Value per Share	$13.88	$12.41	$10.08	$8.51

Adjusted Book Value for 2018 Equity Awards (from below)	$5,053,588	$4,541,797	$3,878,684	$3,198,309
Divided by Adjusted Shares Outstanding (from below)	372,851	371,973	371,353	370,567
Adjusted Book Value per Share for 2018 Equity Awards	$13.55	$12.21	$10.44	$8.63

Shareholders' Equity (Book Value)	$4,698,986	$4,309,234	$3,581,891	$3,154,526
Litigation Accruals	16,103	16,103	(2,462)	—
Common Stock Repurchases	409,182	289,185	175,059	—
Loss on Debt Extinguishment	21,121	—	—	—
Initiation of Dividends	125,035	—	—	—
Accumulated Other Comprehensive (Income) Loss	(216,821)	(72,707)	124,214	43,783
Tax Law and Change in Accounting Principle	(18)	(18)	(18)	—
Adjusted Book Value for 2018 Equity Awards	$5,053,588	$4,541,797	$3,878,684	$3,198,309

Shares Outstanding	338,573	347,308	355,371	370,567
Conversion of Convertible Debt	34,278	24,665	15,982	—
Adjusted Shares Outstanding	372,851	371,973	371,353	370,567

B - 4 │ MGIC Investment Corporation – 2021 Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Meeting, Proxy Statement and 2020 Annual Report are available at www.proxyvote.com

MGIC INVESTMENT CORPORATION
Annual Meeting of Shareholders
April 29, 2021
10:00 a.m. Central Time

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 29, 2021.

I hereby appoint TIMOTHY J. MATTKE AND NATHAN H. COLSON, and either one of them, as my proxy and attorney-in-fact, with full power of substitution by the Board of Directors of MGIC Investment Corporation (MGIC), to represent and vote, according to my choices on this proxy card, all shares of Common Stock of MGIC which I am entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/MTG2021 on Thursday, April 29, 2021, at 10:00 a.m. Central Time, and at any adjournment, and in the discretion of the proxies on any other business properly brought before the meeting.

Notice to Participants in MGIC's Profit Sharing and Savings Plan: As a participant in the MGIC Profit Sharing and Savings Plan (Plan), you have the right to instruct the Plan Trustee how to vote the shares of MGIC Common Stock allocated to the account. If your voting instructions are received by the Plan Trustee at least three business days before the Annual Meeting, shares held in the account will be voted by the Plan Trustee in accordance with your voting choices. The Plan Trustee will not vote the shares for you if your instructions are not received at least three business days before the Annual Meeting date.

Continued and to be signed on reverse side

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MGIC INVESTMENT CORPORATION
250 EAST KILBOURN AVE.
MILWAUKEE, WI 53202

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/28/2021 for shares held directly and by 11:59 P.M. ET on 04/26/2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MTG2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/28/2021 for shares held directly and by 11:59 P.M. ET on 04/26/2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Analisa M. Allen
02) Daniel A. Arrigoni
03) C. Edward Chaplin
04) Curt S. Culver
05) Jay C. Hartzell
06) Timothy A. Holt
07) Jodeen A. Kozlak
08) Michael E. Lehman
09) Melissa B. Lora
10) Timothy J. Mattke
11) Gary A. Poliner
12) Sheryl L. Sculley
13) Mark M. Zandi

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: You may attend the Annual Meeting via the Internet and if you hold the shares directly (and not in the Plan), you may also vote during the Annual Meeting. Have the information that is printed in the box marked with the arrow on your Proxy Card available and follow the instructions.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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